UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EXTERRAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

You are invited to attend the 2011 Annual Meeting of Stockholders of Exterran Holdings, Inc. on May 3, 2011, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

Your vote counts. Your broker cannot vote your shares on non-routine matters without your instructions. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

We look forward seeing your ownership of Exterran represented at the 2011 Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board

March 29, 2011

EXTERRAN HOLDINGS, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

The 2011 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 11:30 a.m. central time on Tuesday, May 3, 2011, at the corporate offices of Exterran located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

•	to elect nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2011;

•	to conduct an advisory vote on the compensation provided to Exterran’s Named Executive Officers;

•	to conduct an advisory vote as to the frequency of future stockholder advisory votes on the compensation provided to Exterran’s Named Executive Officers;

•	to approve Amendment No. 4 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan;

•	to approve Amendment No. 2 to the Exterran Holdings, Inc. Employee Stock Purchase Plan; and

•	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 11, 2011, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
Secretary

Houston, Texas
March 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of
Stockholders to be held on May 3, 2011

The Proxy Statement and annual report to stockholders are available at www.exterran.com.

2011 PROXY STATEMENT

i

ii

EXTERRAN HOLDINGS, INC.
16666 Northchase Drive
Houston, Texas 77060

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2011

GENERAL INFORMATION

The Board of Directors has sent these proxy materials to you to solicit your vote at the 2011 Annual Meeting of Stockholders (the “2011 Stockholders’ Meeting”). The meeting will begin promptly at 11:30 a.m. central time on Tuesday, May 3, 2011, at Exterran’s corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 29, 2011, and are accompanied by our 2010 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Exterran” or the “Company.”

Agenda

The 2011 Stockholders’ Meeting will be held for the following purposes:

1. to elect nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011;

3. to conduct an advisory vote on the compensation provided to our Named Executive Officers;

4. to conduct an advisory vote as to the frequency of future stockholder advisory votes on the compensation provided to our Named Executive Officers;

5. to approve Amendment No. 4 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan;

6. to approve Amendment No. 2 to the Exterran Holdings, Inc. Employee Stock Purchase Plan; and

7. to transact such other business as may properly come before the meeting.

All of these items are discussed in more detail in this Proxy Statement.

Stockholders Entitled to Vote

Owners of our common stock, $0.01 par value per share, as of the close of business on March 11, 2011, are entitled to receive notice of and to vote at the 2011 Stockholders’ Meeting. At the close of business on March 11, 2011, there were 63,893,115 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2011 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2011 Stockholders’ Meeting. Under our Second Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals 1, 3, 4, 5 or 6, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the 2011 Stockholders’ Meeting.

Each proposal to be voted on at the 2011 Stockholders’ Meeting is described in this Proxy Statement as well as the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the 2011 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2011 Stockholders’ Meeting.

How to Vote Your Proxy

Because many stockholders cannot attend the 2011 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile or in person by our employees, who will not receive additional compensation for any such solicitation. Phoenix Advisory Partners, LLC has been retained to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement for out-of-pocket expenses. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine directors are nominated to be elected to the Board of Directors (the “Board”) at the 2011 Stockholders’ Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD AS SET FORTH IN THIS PROPOSAL.

Vote Required

A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

Please note that the election of directors is not considered a “routine” matter and, therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares for the election of directors unless you provide instructions using one of the methods described in this Proxy Statement.

Nominees for Director

Information concerning the name, age and background of each of the nominees for election to the Board is set forth below. Ages are stated as of March 11, 2011. Certain of the nominees listed below previously served as directors of Hanover Compressor Company (“Hanover”) or Universal Compression Holdings, Inc. (“Universal”) and were appointed to our Board on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of their subsidiaries that resulted in Hanover and Universal becoming our wholly owned subsidiaries.

Janet F. Clark, 56, has served as a director since January 2003. Ms. Clark was appointed Executive Vice President and Chief Financial Officer of Marathon Oil Company (an international energy company) in January 2007, having served as Senior Vice President and Chief Financial Officer since January 2004. Prior to joining Marathon Oil, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company (a natural gas and oil exploration company) from December 2001 through December 2003, and as Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer of Santa Fe Snyder Corporation (an oil and gas exploration and production company, subsequently merged into Devon Energy Corporation) and its predecessor, Santa Fe Energy Resources, Inc., from 1997 through 2000. Prior to that time, Ms. Clark was an investment banker specializing in corporate finance for 12 years, primarily with Credit Suisse (a brokerage services and investment banking firm). Ms. Clark serves on the boards of the Houston Symphony and Rice University — Jones School Council of Overseers and YES Preparatory Public Schools. Ms. Clark earned an A.B. in Economics from Harvard University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

As the Chief Financial Officer of an international energy company, Ms. Clark brings a high level of financial and accounting acumen, as well as an understanding of operational challenges and risks specific to our industry. Her prior experience as an investment banker also allows her to bring to the Board an understanding of corporate financing and capital market transactions. The Board has determined that based on Ms. Clark’s financial and accounting background she qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). We believe this knowledge and experience, coupled with Ms. Clark’s understanding of domestic and international risks in the energy industry, make her well qualified to serve as a member of our Board and as chair of our Audit Committee.

Ernie L. Danner, 56, has served as a director since 1998 and as President and Chief Executive Officer since July 2009, having served as President and Chief Operating Officer from October 2008 to June 2009. Prior to the merger of Universal and Hanover, Mr. Danner served in various positions of increasing responsibility at Universal from 1998 until 2007, including as an Executive Vice President from February 1998 to 2007 and Chief Operating Officer from July 2006 to August 2007. Prior to joining Universal, he served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). Mr. Danner is a director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P. (a master limited partnership in which we own an equityinterest) and Copano Energy, L.L.C. (a natural gas gathering and processing company). He also served as a director of Anchor Drilling Fluids, Inc. (a privately held company providing drilling fluid services to exploration and production companies) from 2008 to 2010. Mr. Danner is an officer and director of certain majority-owned subsidiaries of Exterran. Mr. Danner earned his B.A. and M.B.A. in accounting from Rice University.

Mr. Danner’s day-to-day leadership as our Chief Executive Officer provides him with an intimate knowledge of our Company, including its strategies, operations and markets. In addition, his prior experience in financial and operational roles at Universal has enhanced his financial acumen and gives him a unique perspective on and understanding of our operations. By serving as an independent member of the board of another publicly traded company, Mr. Danner also brings experience with a related sector of the energy industry. Mr. Danner’s business judgment, management experience and leadership skills are highly valuable in managing our leadership team and assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Danner well qualified to serve as a member of our Board.

Uriel E. Dutton, 80, has served as a director since February 2001, initially as a designee of WEUS Holding, Inc. following the acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for over 50 years. He also served for approximately 20 years on the board of directors of Grey Wolf Drilling Company (a private oil and gas drilling services provider) prior to its acquisition by Grey Wolf, Inc. in 1997 and for 12 years on the board of directors of EVI, Inc. (a manufacturer and supplier of engineered oilfield tools and equipment) prior to its merger with Weatherford Enterra, Inc. in 1998. Mr. Dutton serves as director and Vice President of the M.D. Anderson Foundation (a charitable organization). Mr. Dutton received his J.D. from Baylor University.

Mr. Dutton’s experience representing clients in the oil and gas industry brings an understanding of the operational and jurisdictional challenges of an international energy services company. In addition, the length and depth of his experience have afforded him the opportunity to work with a wide variety of companies in our industry. As an attorney, Mr. Dutton has an understanding of the importance of sound corporate governance, as well as other issues relating to law, compliance and regulatory matters. We believe this knowledge and experience make Mr. Dutton well qualified to serve as a member of our Board and as chair of our Nominating and Corporate Governance Committee.

Gordon T. Hall, 51, has served as a director since March 2002 and Chairman of the Board since May 2005. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse (a brokerage services and investment banking firm). While at Credit Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined Credit Suisse in 1987 as a technology analyst. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) from March 2002 until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall is currently a director and member of the audit committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry), the Chairman of the Board of Theatrics.com LLC (a private entertainment media company), and is involved in several non-profit organizations. He holds a S.M. from the M.I.T. Sloan School of Management.

As Chairman of the Board of Hanover from May 2005, and continuing in that role following the merger of Hanover and Universal in August 2007, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall’s prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, our customers and our competitors, as well as mergers and acquisitions and capital market transactions. We believe this knowledge and experience, together with Mr. Hall’s former and current experience as a member of the boards, including the audit committees, of other public oil and gas companies, make him well qualified to serve as Chairman of the Board.

J.W.G. “Will” Honeybourne, 59, has served as a director since April 2006. Mr. Honeybourne has been Managing Director of First Reserve Corporation (a private equity firm) since January 1999, where he is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company) from 1996 to 1998. Mr. Honeybourne currently serves as a director of Acteon Group (a U.K.-based offshore and subsea services company), non-executive Chairman of KrisEnergy (a Singapore-based upstream oil and gas company), and director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company). He has previously served as a director of the following private companies: Abbott Group (a U.K.-based drilling company) from March 2008 to December 2009, Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010, Caledonia Oil and Gas (an acquirer and developer of North Sea natural gas reserves) from October 2003 to November 2005, and CiDRA (a provider of flow monitoring to a diverse range of industrial applications) from April 1999 to May 2006. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University and is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. He is also a director of the Petroleum Equipment Suppliers Association.

Mr. Honeybourne’s technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the international oil and gas industry, results in a valuable combination of skills for a member of our Board. Mr. Honeybourne’s current and former service as a director of various oil and gas companies located outside the United States, including his service as non-executive Chairman of KrisEnergy, brings an understanding of the challenges and opportunities of international markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

Mark A McCollum, 51, has served as a director since May 2009. Mr. McCollum is Executive Vice President and Chief Financial Officer of Halliburton Company (an energy services company that provides well construction, well completion and reservoir engineering). He served as Senior Vice President and Chief Accounting Officer of Halliburton from August 2003 until assuming his current position in December 2007. Prior to joining Halliburton, he served as Senior Vice President and Chief Financial Officer of Tenneco Automotive, Inc. (a supplier of ride control, emissions control and elastomer products) from April 1998 to August 2003. Mr. McCollum was a director of Exterran GP LLC from October 2006 until his appointment to our Board in May 2009. Mr. McCollum also served as a director of KBR, Inc. (a global engineering, procurement and construction company) from June 2006 to April 2007. Mr. McCollum serves the following Houston-based non-profit organizations: Chairman and Trustee of the Star of Hope Mission, Trustee of The Center Foundation and member of the Advisory Board of Yellowstone Academy. He is a member of the AICPA, the Texas Society of CPA’s, Financial Executives International and the Institute of Management Accountants. Mr. McCollum, a Certified Public Accountant, received his B.B.A. from Baylor University.

Through Mr. McCollum’s experience as the Chief Financial Officer of an international energy services company, he brings to the Board extensive financial and accounting expertise. In addition, his tenure as a director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own an equity interest, provides him with an understanding of our U.S. contract compression operations and overall strategy with respect to our ownership of Exterran Partners, L.P. We believe this knowledge and experience make Mr. McCollum well qualified to serve as a member of our Board.

William C. Pate, 47, has served as a director since January 2007. Mr. Pate is a Managing Director of Equity Group Investments, L.L.C. (“EGI,” a private investment firm), and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group (a global asset management and advisory services firm) and served in the mergers and acquisitions group of Credit Suisse (a brokerage services and investment banking firm). Mr. Pate also serves as a director and chairman of the audit committee of Covanta Holding Corporation (an owner and operator of energy-from-waste and power generation projects). He was a director of Middlebrook Pharmaceuticals, Inc. (a pharmaceutical company) from 2008 to 2010 and Adams Respiratory Therapeutics, Inc. (a specialty pharmaceutical company) from 1999 to 2007. Mr. Pate received a B.B.A. from Harvard University and a J.D. from the University of Chicago Law School.

Mr. Pate has extensive experience with the private and public capital markets as well as complex corporate transactions, including mergers and acquisitions. He has served on the boards of other public companies in a variety of industries and currently serves as chairman of the audit committee of Covanta. We believe this knowledge and experience make Mr. Pate well qualified to serve as a member of our Board.

Stephen M. Pazuk, 67, has served as a director since February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, Inc. (a provider of computer-based surveillance equipment, systems and monitoring), a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP (a global investment advisor) in June 2000. Mr. Pazuk began his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. Mr. Pazuk currently serves on the board of several privately-held companies.

Through his treasury and finance background, management experience and service on the boards of several privately-held companies, Mr. Pazuk has an understanding of financial transactions, management dynamics and cost structures. In addition, prior to the merger of Hanover and Universal, Mr. Pazuk served as a member of Hanover’s audit committee and as the chairman of its compensation committee, which gave him insight into our operations and compensation philosophy and practices. We believe Mr. Pazuk’s background and experience make him well qualified to serve as a member of our Board and as chair of our Compensation Committee.

Christopher T. Seaver, 62, has served as a director since October 2008. Mr. Seaver was appointed Chairman of the Board of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) in 2006, CEO and Director in 1997 and President in 1993, and served in such capacities until the company’s acquisition by Tenaris S.A. and his retirement in May 2007. Mr. Seaver joined Hydril in 1985 and held a series of domestic and international management positions until his appointment as President in 1993. He has been a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and chairman of the National Ocean Industries Association. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department, with postings in Kinshasa, Republic of Congo, and Bogota, Colombia. Mr. Seaver also serves as a director and member of the audit committee of Oil States International, Inc. (an oil service company specializing in remote accommodations, manufacturing of products for offshore production and drilling, OCTG distribution, rental tools and US land drilling services) and McCoy Corporation (a Canadian oil service company principally providing power tongs and related equipment) and is a director of Innovative Wireline Solutions Inc, (a start-up Canadian wireline services company). Mr. Seaver holds an A.B. in economics from Yale University and J.D. and M.B.A. degrees from Stanford University.

Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly-traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries. We believe this knowledge and experience, together with his service on the board of other energy services companies, make Mr. Seaver well qualified to serve as a member of our Board.

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INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF
DIRECTORS AND COMMITTEES OF THE BOARD

Governance

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and committee charters, which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Director Independence

Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of its members, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled “Certain Relationships and Related Transactions” were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following directors are independent: Ms. Clark and Messrs. Dutton, Hall, Honeybourne, McCollum, Pate, Pazuk and Seaver. Mr. Danner is not independent by virtue of his role as President and Chief Executive Officer of Exterran.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

•	our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

•	the Chairman of the Board can lead the Board in its fundamental role of providing advice to and independent oversight of management.

The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management.

The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

Mr. Hall serves as Chairman of the Board and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, that are attended only by independent directors.

Communication with the Board

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-800-281-5439 (within the U.S. and Canada) or 1-832-554-4859 (outside the U.S. and Canada).

Committees of the Board

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee

Janet F. Clark*	Chair
Ernie L. Danner
Uriel E. Dutton*			Chair
Gordon T. Hall*		Member	Member
J.W.G. (“Will”) Honeybourne*		Member	Member
Mark A. McCollum*	Member	Member
William C. Pate*	Member	Member
Stephen M. Pazuk*		Chair
Christopher T. Seaver*	Member		Member

*	Independent members of the Board

Audit Committee

The Audit Committee has been appointed by the Board to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting. The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the SEC. No member of the Audit Committee serves on the audit committee of more than two other public companies. The Report of the Audit Committee is included in this Proxy Statement on page 17.

Compensation Committee

The Compensation Committee has been appointed by the Board to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting and retaining the executive talent required to achieve corporate objectives and linking pay and performance. The Board has determined that each member of the Compensation Committee is independent. The Compensation Committee Report is included in this Proxy Statement on page 36.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and review and implement our Corporate Governance Principles. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Attendance at Meetings

The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2010:

Board	13
Board Action by Unanimous Written Consent	3
Audit Committee	5
Compensation Committee	6
Compensation Committee Action by Unanimous Written Consent	3
Nominating and Corporate Governance Committee	4

We expect members of the Board to attend all meetings. The directors attended, as a group, 97% of the meetings of the Board and Board committees on which they served during calendar year 2010. Each director attended at least 78% of the meetings of the Board and Board committees on which he or she served during 2010. Directors are also encouraged to attend the annual meeting of stockholders, and in 2010, eight out of nine of our directors attended the meeting.

Director Qualifications, Nominations and Diversity

Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2012 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 65, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled “General Information — 2012 Annual Meeting of Stockholders.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law, regulation or the rules of the NYSE, our certificate of incorporation and bylaws and our Corporate Governance Principles.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions, which they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established multiple key business activities and indicators in our short-term incentive program that balance various Company objectives, short-term incentive awards with maximum payout levels, and long-term incentive awards with three-year vesting periods, which we believe further balances short- and long-term objectives and encourages employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board during the last completed fiscal year were Messrs. Hall, Honeybourne, McCollum, Pate and Pazuk. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 11, 2011. Certain of our executive officers also serve as officers of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own an equity interest (the “Partnership”). Information concerning the business experience of Mr. Danner is provided under the Section titled “— Nominees for Director” beginning on page 3 of this Proxy Statement.

J. Michael Anderson, 48, is Senior Vice President, Chief Financial Officer and Chief of Staff. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively. Prior to the merger of Hanover and Universal, Mr. Anderson was Senior Vice President and Chief Financial Officer of Universal, a position he held from March 2003 to August 2007. From 1999 to 2003, Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), including as Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, he spent ten years in the Global Investment Banking Group of J.P. Morgan Chase & Co., where he specialized in merger and acquisitions advisory services. Mr. Anderson also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Anderson holds a B.B.A. in finance from Texas Tech University and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

Kenneth R. Bickett, 49, is Vice President, Finance and Accounting. He also serves as Vice President, Finance and Accounting of Exterran GP LLC, a position he has held since March 2009, having previously served as Vice President and Controller since March 2006. Prior to the merger of Hanover and Universal and from July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. from 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Bickett is a Certified Public Accountant and holds a B.S. in accounting from the University of Kentucky.

D. Bradley Childers, 46, is Senior Vice President. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and May 2008, respectively, and as President, North America of Exterran Energy Solutions, L.P., a position he has held since March 2008. From August 2007 through March 2008, Mr. Childers served as Exterran’s Senior Vice President, Corporate Development. Prior to the merger of Hanover and Universal in August 2007, Mr. Childers was Senior Vice President of Universal and President of the International Division of Universal Compression, Inc. (Universal’s wholly owned subsidiary), positions he held from July 2006. He served as Senior Vice President, Business Development, General Counsel and Secretary of Universal beginning in April 2005 and as Senior Vice President, General Counsel and Secretary of Universal beginning in September 2002. Prior to joining Universal, he held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including Vice President, Business Development at Occidental Oil and Gas Corporation and corporate counsel. Mr. Childers also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Joseph G. Kishkill, 46, is Senior Vice President.  He also serves as President, Eastern Hemisphere of Exterran Energy Solutions, L.P., having served as President, Latin America from March 2008 to November 2009. Prior to the merger of Hanover and Universal in August 2007, Mr. Kishkill held the position of Vice President, Latin America with Universal. Mr. Kishkill joined Universal in 2002 as a General Manager in South America. Mr. Kishkill held positions of increasing responsibility with Enron Corporation from 1990 to 2001, advancing to Chief Executive Officer for South America. During his career, Mr. Kishkill has been based in Dubai, Brazil and Argentina and has provided management services for energy projects and pipelines throughout South America. Mr. Kishkill also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Kishkill earned a B.S. in electrical engineering from Brown University and an M.B.A. from Harvard University.

Ronaldo Reimer, 48, is Senior Vice President. He also serves as President, Latin America of Exterran Energy Solutions, L.P. Mr. Reimer joined Exterran in 2010, after concluding 25 years of service with the Robert Bosch Corporation. Mr. Reimer held a number of management and leadership positions with Bosch, including President of the Chassis Systems Control Product Division in North America, Senior Vice President of the Diesel Systems Division in South America and Technical Plant Manager of the Curitiba Plant in Curitiba, Brazil. During his tenure with Bosch, he served in engineering, project and operations manager and manufacturing director positions in Brazil, France, Germany and the United States. Mr. Reimer holds a mechanical engineering degree from The University of Sao Paulo, Brazil.

Daniel K. Schlanger, 37, is Senior Vice President, Operations Services. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively, and served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Schlanger earned a B.S. in economics from the University of Pennsylvania.

Donald C. Wayne, 44, is Senior Vice President, General Counsel and Secretary. He also serves as Senior Vice President and General Counsel of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Wayne holds a B.A. from Tufts University and a J.D. and an M.B.A. from Washington University (St. Louis).

BENEFICIAL OWNERSHIP OF COMMON STOCK

5% Stockholders

The following table provides information about beneficial owners, known by us as of March 11, 2011, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class(1)

BlackRock, Inc.	7,522,986	(2)	11.8%
40 East 52nd Street
New York, New York 10022
Franklin Mutual Advisors, LLC (“FMA”)	6,097,799	(3)	9.6%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078
FMR LLC	5,248,363	(4)	8.2%
82 Devonshire Street
Boston, Massachusetts 02109
Iridian Asset Management LLC	4,448,649	(5)	7.0%
276 Post Road West
Westport, Connecticut 06880
Dimensional Fund Advisors	4,181,157	(6)	6.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)	Reflects shares of common stock beneficially owned as a percentage of 63,893,115 shares of common stock outstanding.

(2)	Based solely on a review of the Schedule 13G/A filed on March 11, 2011 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power over 7,522,986 shares.

(3)	Based solely on a review of the Schedule 13G/A filed by Franklin Mutual Advisors, LLC (“FMA”) on January 27, 2011. The securities are beneficially owned by one or more open-ended investment companies or other managed accounts, which pursuant to investment management contracts, are managed by FMA, an indirect wholly owned subsidiary of Franklin Resources, Inc. Such investment management contracts grant to FMA all investment and voting power over the securities owned by such investment management clients. Therefore, FMA may be deemed to be the beneficial owner of the securities. FMA has sole dispositive power and sole voting power over 6,097,799 shares.

(4)	Based solely on a review of the Schedule 13G/A jointly filed by FMR LLC and Edward C. Johnson 3d on February 14, 2011. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 4,893,773 shares of our common stock as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson 3d, FMR LLC and the Funds each have sole dispositive power of such shares but not voting power. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 234,549 shares of our Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power and sole voting power over 234,549 shares.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 106,641 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 106,641 shares and sole voting power over 88,067 shares.

FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 13,400 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

(5)	Based solely on a review of the Schedule 13G filed by Iridian Asset Management LLC on January 26, 2011. Iridian is majority owned by Arovid Associates LLC, which is owned and controlled by the following in the percentages indicated: David L. Cohen (12.5%), Harold J. Levy (12.5%), LLMD LLC (37.5%) and ALHERO LLC (37.5%). LLMD LLC is 1% owned by Mr. Cohen and 99% owned by a family trust controlled by Mr. Cohen. ALHERO LLC is 1% owned by Mr. Levy and 99% owned by a family trust controlled by Mr. Levy. As the beneficial owner, Iridian has sole voting and dispositive power over 4,448,649 shares. Although they disclaim beneficial ownership of such shares, by virtue of their indirect controlling ownership of Iridian, Messrs. Cohen and Levy may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of 4,448,649 shares.

(6)	Based solely on a review of the Schedule 13G filed on February 11, 2011 by Dimensional Fund Advisors LP. Dimensional provides investment advice to four registered investment companies and acts as investment manager for certain other commingled group trust and separate accounts (collectively, the “Funds”). Dimensional’s subsidiaries may act as an adviser or sub-adviser to certain Funds. Neither Dimensional nor its subsidiaries possess voting or dispositive power over the 4,181,157 shares held by the Funds, and they disclaim beneficial ownership of such shares.

Officers and Directors

The following table provides information, as of March 11, 2011, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified on page 20 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060.

	Shares		Right to			Percent
	Owned	Restricted	Acquire	Indirect	Total	of
Name of Beneficial Owner	Directly(1)	Stock(2)	Stock(3)	Ownership	Ownership	Class

Non-Employee Directors
Janet F. Clark	24,591	12,972	35,500	—	73,063	*
Uriel E. Dutton	11,278	12,972	50,500	—	74,750	*
Gordon T. Hall	50,012	12,972	7,210	—	70,194	*
J.W.G. Honeybourne	13,377	12,972	13,000	—	39,349	*
Mark A. McCollum	7,611	12,580	—	—	20,191	*
William C. Pate(4)	18,338	12,972	—	—	31,310	*
Stephen M. Pazuk	14,595	12,972	5,200	—	32,767	*
Christopher T. Seaver	18,021	13,986	—	—	32,007	*
Named Executive Officers
Ernie L. Danner	32,243	98,164	243,996	—	374,403	*
J. Michael Anderson	37,639	29,292	237,111	866	304,908	*
D. Bradley Childers	24,703	25,456	205,845	963	256,967	*
Joseph G. Kishkill	21,900	—	60,234	—	82,134	*
Daniel K. Schlanger	15,041	22,909	50,400	114	88,464	*
All directors and current executive officers as a group (15 persons)					1,598,272	2.5%

*	Less than 1%

(1)	Includes vested restricted stock awards and, where applicable for Named Executive Officers, shares acquired under the Company’s Employee Stock Purchase Plan.

(2)	Includes unvested restricted stock awards which vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(3)	Includes (a) shares that can be acquired immediately or within 60 days of March 11, 2011 through the exercise of stock options; and (b) where applicable, through a distribution from the Employees’ Supplemental Savings Plan.

(4)	Mr. Pate is a Managing Director of Equity Group Investments, L.L.C., which owns approximately 3.1 million shares of our common stock; however, Mr. Pate disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act, except that a Form 4 disclosing the disposition of shares to satisfy the tax obligation associated with the vesting of shares (by way of netting shares to the Company) for each of Kenneth R. Bickett and Joseph G. Kishkill was filed late due to an administrative error.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2010. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2011. We are submitting the selection of Deloitte for stockholder ratification at the 2011 Stockholders’ Meeting.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP.

Vote Required

Ratification requires the affirmative vote of a majority of the shares of voting stock represented at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2010 and 2009:

Types of Fees	2010	2009
	(In thousands)

Audit fees(a)	$3,552	$3,505
Audit-related fees(b)	—	30
Tax fees(c)	507	115
Other(d)	2	2

Total fees:	$4,061	$3,652

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)	Audit-related fees include fees billed by our independent registered public accounting firm related to consultations concerning financial accounting and reporting standards.

(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair are reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2010 were pre-approved by the Audit Committee.

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REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at www.exterran.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Exterran’s internal control over financial reporting. Exterran published these reports in its Annual Report on Form 10-K for the year ended December 31, 2010, which it filed with the SEC on February 24, 2011. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Exterran’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent audit firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2010, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2011 be submitted to the stockholders for ratification.

Submitted by the Audit Committee
of the Board of Directors

Janet F. Clark, Chair
Mark A. McCollum
William C. Pate
Christopher T. Seaver

PROPOSAL 3

ADVISORY VOTE ON
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2010 executive compensation programs and policies and the compensation provided to our Named Executive Officers as described this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs are designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives that we believe will ultimately drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation programs and policies contained in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, as well as the tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders of Exterran Holdings, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Please note that Proposal 3 is not considered a “routine” matter and, therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares unless you provide instructions to your broker using one of the methods described in this Proxy Statement.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

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PROPOSAL 4

ADVISORY VOTE ON
THE FREQUENCY OF A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct an advisory vote on the compensation of our Named Executive Officers discussed in this Proxy Statement. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every year, every two years or every three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration, the Board believes that a frequency of “every year” for the advisory vote on executive compensation is the preferable interval for conducting and responding to a “say on pay” vote, so that stockholders may annually express their views on our executive compensation programs.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” ON THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders of Exterran Holdings, Inc. determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.”

Vote Required

The frequency option (every year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed the preferred option of our stockholders. Abstentions will not be counted as votes cast.

Please note that Proposal 4 is not considered a “routine” matter and, therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares unless you provide instructions to your broker using one of the methods described in the Proxy Statement.

Because this vote is advisory in nature and non-binding on the Company, the Board may decide to hold an advisory vote on Named Executive Officer compensation more or less frequently than the deemed preferred option. However, the Board and the Compensation Committee value the opinions expressed by stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is intended to provide information about our compensation objectives and policies for our principal executive officer, principal financial officer and certain other most highly compensated executive officers (our “Named Executive Officers”). This CD&A provides additional context for the numbers presented in the compensation tables that follow this discussion. For calendar year 2010, the following individuals comprised our Named Executive Officers:

•	Ernie L. Danner, President and Chief Executive Officer of Exterran Holdings;

•	J. Michael Anderson, Senior Vice President, Chief Financial Officer and Chief of Staff of Exterran Holdings;

•	D. Bradley Childers, Senior Vice President of Exterran Holdings and President, North America of Exterran Energy Solutions, L.P. (“EESLP”);

•	Joseph G. Kishkill, Senior Vice President of Exterran Holdings and President, Eastern Hemisphere of EESLP; and

•	Daniel K. Schlanger, Senior Vice President, Operations Services of Exterran Holdings.

Compensation Committee Overview

The Compensation Committee is comprised of independent, non-employee directors and operates under a charter approved by the full Board, which is available on our website at www.exterran.com. The fundamental responsibilities of the Compensation Committee are to:

•	establish compensation programs that are consistent with our compensation philosophy and values and serve to align the interests of management with our stockholders;

•	review the Chief Executive Officer’s performance and approve the annual salary, annual performance-based compensation and long-term incentive opportunities for the Chief Executive Officer and other executive officers;

•	provide oversight of management’s decisions concerning the compensation of other officers and employees;

•	review and approve any employment agreement, severance arrangement and change of control agreement entered into with the Chief Executive Officer and other members of senior management;

•	administer our long-term incentive plan;

•	produce the Compensation Committee report included in this Proxy Statement;

•	oversee regulatory compliance with respect to compensation matters; and

•	review and recommend to the full Board the annual compensation for non-employee directors.

Compensation Philosophy and Objectives

We and the Compensation Committee believe that compensation programs play a vital role in attracting and retaining people with the level of expertise and experience needed to help achieve the business objectives that ultimately drive both short- and long-term success and stockholder value. To attract, retain and motivate an effective management team, the Compensation Committee has guided management in developing a compensation program linking pay and performance in a manner consistent with our corporate values and operating principles, including integrity, teamwork, accountability, safety and customer service, with the goal of achieving consistent growth, profitability and return for our stockholders.

Our philosophy is to provide total compensation to our management that is competitive with that of similarly-sized companies across a variety of industries and within the oilfield services sector by targeting cash compensation at the 50th percentile of those groups and by targeting equity compensation at the 50th to

75th percentile of those groups, as further described below in the section entitled “— How Our Compensation Committee Determines Executive Compensation.” The combination of these target percentiles is intended to position our executives’ compensation competitively relative to the market.

Our emphasis on at-risk, variable compensation is an important component of our overall compensation philosophy. More than half of our Named Executive Officers’ compensation for 2010 was “at risk.” Cash bonuses based on yearly performance are intended to focus our executives and key employees on our short-term goals of financial and operational performance. Equity awards, the value of which is based on future performance, are intended to focus our executives and key employees on our long-term strategic goals of sustained profitability and growth. The Compensation Committee believes that at-risk compensation helps to align management’s interest with that of our stockholders.

In its most recent review of executive compensation, in late February 2011, the Compensation Committee considered Company performance during 2010 and, taking into account the recommendations of our Chief Executive Officer with respect to each executive officer other than himself (as described below), it focused on each executive officer’s performance within that officer’s scope of responsibilities, our strategic initiatives and that officer’s ability to contribute to those initiatives, and his experience and future potential, with no specific weighting assigned to any of these factors. In this context, the Compensation Committee made the compensation decisions discussed below in the section entitled “— Elements of Compensation.”

How Our Compensation Committee Determines Executive Compensation

Role of Our Executive Officers in Compensation Decisions

The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

•	compiling, preparing and distributing materials for Compensation Committee review and consideration, including market data;

•	recommending corporate performance goals on which performance-based compensation will be based; and

•	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the performance of each of the executive officers other than himself. His recommendations with respect to salary adjustments, annual cash incentives and equity awards are based on these performance reviews and are then presented to the Compensation Committee for consideration. The Compensation Committee determines the compensation of our executive officers in its discretion, taking into account the recommendations of our Chief Executive Officer and other data and materials made available to the Committee.

Role of Our Compensation Consultant

Towers Watson, an independent third-party consultant, has been engaged by our Compensation Committee to:

•	provide a competitive review of executive compensation, including base salary, annual incentives, long-term incentives and total direct compensation, in the marketplace, the oilfield services industry and publicly traded companies across industries; and

•	provide the Compensation Committee and management with information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

The scope of Towers Watson’s compensation review includes an analysis of competitive factors in the marketplace and further takes into consideration our industry, size, organizational structure and compensation philosophy.

Establishing Competitive Pay Levels

In determining the appropriate levels of compensation, including total direct compensation and its principal components, for our executive officers, the Compensation Committee reviewed general industry (as defined below) data and oilfield services-specific data and analyses provided by Towers Watson, as well as data contained in the proxy statements of the oilfield services companies selected for our peer group. We refer to this data collectively as the “comparative compensation data.”

The Compensation Committee believes the combination of this general industry data and oilfield services data provides a broad-based view of executive compensation across multiple industry segments based on similar company size and executive compensation practices. This provides valuable information for structuring an executive compensation program that is generally competitive, allows the Compensation Committee to identify a target compensation range and appropriately position executive compensation within that target range, as indicated below, and provides the data necessary to support individual compensation decisions for comparable positions in the general and oilfield services industries.

Towers Watson provided the Compensation Committee with comparative compensation data from companies across a variety of industries (which we refer to as the “general industry”), totaling in excess of 400 companies, which was then regressed for companies with annual revenue of approximately $3.1 billion. No information is provided as to any individual company’s responses to the survey questions, and no individual component company that contributes to the general industry data is evaluated by or considered by the Compensation Committee for purposes of determining executive compensation. In addition, the Compensation Committee considered survey data from the oilfield services industry provided by Towers Watson. This data included the following 15 companies with a median revenue of approximately $2.7 billion:

• Atwood Oceanics, Inc.

• Baker Hughes Incorporated

• Bristow Group Inc.

• Cameron International Corporation

• ENSCO International Incorporated

• Global Industries, Ltd.

• Gulfmark Offshore, Inc.

• Halliburton Company

• Helmerich & Payne, Inc.

• McDermott International, Inc.

• Noble Corporation

• Oil States International, Inc.

• Pride International, Inc.

• Rowan Companies, Inc.

• Schlumberger Limited

For 2010, the Compensation Committee used the general industry data and the oilfield services industry data both to consider overall trends in executive compensation and to target executive cash compensation at the 50th percentile and long-term incentive compensation at the 50th to 75th percentile, because it believes this to be an appropriate range both to maintain our competitiveness in the market for managerial talent and to align executive compensation with stockholder interests. For 2010, Mr. Danner’s actual total cash and long-term incentive compensation fell below the 25th percentile and within the 25th to 50th percentile (excluding the impact of the one-time equity grant discussed under “Elements of Compensation — Long-Term Incentive Compensation — 2010,” below), respectively. Actual total cash and long-term incentive compensation for 2010 for our other Named Executive Officers fell within the 25th to 50th percentile and within the 50th to 75th percentile, respectively.

The Compensation Committee also reviews from time to time executive compensation data published in the proxy statements of our peer group (as described below) as an additional source of information in assessing whether our executive compensation program is appropriately positioned and competitive based on our industry and size.

For 2010, the Compensation Committee set our peer group as follows:

• Cameron International Corporation

• Chicago Bridge & Iron Company N.V.

• Complete Production Services, Inc.

• Dresser-Rand Group Inc.

• FMC Technologies, Inc.

• Gardner Denver, Inc.

• Key Energy Services, Inc.

• McDermott International, Inc.

• Noble Corporation

• Oil States International, Inc.

• Patterson-UTI Energy, Inc.

• Pride International, Inc.

• Rowan Companies, Inc.

• Smith International, Inc.

• Superior Energy Services, Inc.

• Weatherford International Ltd.

This peer group included companies with a large range of revenues and with both domestic and international operations, many of whom are our competitors for managerial talent. The Compensation Committee believes that a greater diversity of oilfield services companies provides an enhanced overview of compensation and reflects more completely those companies with which we compete for technical and managerial talent. For 2010, the Compensation Committee targeted Mr. Danner’s total cash compensation and long-term incentive compensation at the 25th to 50th percentile of the peer group, respectively. Actual total cash and long-term incentive compensation for Mr. Danner fell below the 25th percentile and within the 25th to 50th percentile (excluding the impact of the one-time equity grant discussed under “Elements of Compensation — Long-Term Incentive Compensation — 2010,” below), respectively, for 2010. In targeting the compensation for our Named Executive Officers other than Mr. Danner, the Compensation Committee used only the general industry data and the oilfield services data discussed above, and did not use the peer group information for this purpose.

In addition to its review of comparative compensation data, on a periodic basis, the Compensation Committee reviews each executive officer’s current and past total compensation, including a three-year look-back at base salary, short-term incentive pay, the value of long-term incentives and potential payouts in the event of a termination following a change of control.

Each of the compensation components provided to executive officers is further described below.

Elements of Compensation

Our executive compensation programs are managed from a “total rewards” perspective, with consideration given to each of the following components:

•	base salary;

•	annual performance-based incentives;

•	long-term incentives; and

•	other compensation and benefit programs.

As shown below, the Compensation Committee set Mr. Danner’s total 2010 target compensation to consist of approximately 12.5% base salary, 17.5% annual cash bonus and 70.0% long-term incentives (based on the grant-date fair value of the awards), excluding other benefit programs and perquisites and the impact of the one-time equity grant to Mr. Danner discussed under “Elements of Compensation — Long-Term Incentive Compensation — 2010,” below.

CEO Compensation Mix

As shown below, the Compensation Committee set the total 2010 target compensation for our other Named Executive Officers to consist of approximately 26.6% base salary, 18.6% annual cash bonus and 54.8% long-term incentives (based on the grant-date fair value of the awards), excluding other benefit programs and perquisites and the impact of the one-time equity grant to Mr. Kishkill discussed under “Elements of Compensation — Long-Term Incentive Compensation — 2010,” below.

Average NEO Compensation Mix

The composition of the total compensation package illustrates our emphasis on variable compensation. We believe our emphasis on long-term incentives encourages our executives to act strategically to ensure our sustainable long-term performance and to support our goal of enhancing long-term stockholder value.

In addition, our Named Executive Officers are eligible to participate in our various retirement savings plans, standard employee benefit plans and our standard employee health and welfare benefits, as further described below. Certain executive officers and key employees, including our Named Executive Officers, have been provided with change of control arrangements, as further described below. Certain employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing and education expenses and, where applicable, a hardship premium. Information on the compensation paid to our Named Executive Officers can be found in tabular format in the Summary Compensation Table for 2010, below.

Base Salaries

Our Compensation Committee has determined that, to attract and retain sufficient talent, base pay generally should be set near the median of that for similarly-sized companies in the general industry and the oilfield services industry, as described above. In addition to considering the comparative compensation data in making salary decisions, the Compensation Committee exercises judgment and discretion based upon each executive’s level of responsibility, individual skills, experience in the executive’s current role, the executive’s expected future role, performance, internal pay equity and external factors involving competitive positioning and general economic conditions. No specific formula is applied to determine the weight of each of these factors. Performance evaluations are conducted annually and the resulting adjustments in base salaries generally are effective following the first quarter of each year.

2010. In February 2010, the Compensation Committee approved the following adjustments, effective in April 2010, to the annual base salaries of our Named Executive Officers. The Compensation Committee approved a 3% increase in the base salary of each of Messrs. Anderson and Childers, based on a review of comparative compensation data, as well as Company and individual performance The Compensation Committee approved an 8% increase in Mr. Schlanger’s base salary, based on a review of comparative compensation data, Company and individual performance, and the Compensation Committee’s determination that such increase was necessary to better reflect the size and scope of his position and level of responsibility. The Compensation Committee approved an 11% increase in Mr. Danner’s base salary, based on a review of comparative compensation data and peer group data, Mr. Danner’s willingness to forgo a salary increase when promoted to Chief Executive Officer in June 2009, and Company and individual performance. Because Mr. Kishkill received an increase in his base salary in November 2009 in connection with his assumption of the role of President, Eastern Hemisphere of EESLP, he did not receive an increase in his base salary for 2010.

		2009	2010
		Base	Base
		Salary	Salary
Officer	Title	($)	($)

Ernie L. Danner	President and Chief Executive Officer	450,000	500,000

J. Michael Anderson	Senior Vice President and Chief Financial Officer	355,000	365,000

D. Bradley Childers	Senior Vice President	340,000	350,000

Joseph G. Kishkill	Senior Vice President	340,000	340,000

Daniel K. Schlanger	Senior Vice President, Operations Services	300,000	325,000

2011.  As discussed above under “How Our Compensation Committee Determines Executive Compensation — Establishing Competitive Pay Levels,” for 2010, the actual total cash compensation for Mr. Danner and our Named Executive Officers other than Mr. Danner fell below the 25th percentile and within the 25th to 50th percentile, respectively, of the survey data evaluated by the Compensation Committee. In February 2011, the Compensation Committee reviewed the annual base salaries of our Named Executive Officers. As discussed above under “How Our Compensation Committee Determines Executive Compensation — Role of Executive Officers in Compensation Decisions,” our Chief Executive Officer annually reviews the performance of each of the executive officers other than himself and presents his recommendations with respect to compensation matters, including salary adjustments, to the Compensation Committee for consideration. Mr. Danner, while generally satisfied with our performance in the areas of cash flow generation, customer service, employee development and safety, felt his expectations were not met with respect to other financial performance indicators listed below under “Annual Performance-Based Incentive Compensation — 2010”, and thus recommended to the Compensation Committee that no adjustment be made to the annual base salaries of the Named Executive Officers. The Compensation Committee determined, based on a review of Company performance, and taking into account Mr. Danner’s recommendations with respect to the Named Executive Officers other than himself, to make no adjustment to the annual base salaries of the Named Executive Officers.

Annual Performance-Based Incentive Compensation

2010. In February 2010, the Compensation Committee adopted a short-term incentive program (the “2010 Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for 2010. Under the 2010 Incentive Program, each Named Executive Officer was eligible to receive an annual cash award based on the Compensation Committee’s assessment of our performance for 2010 relative to certain key business activities and indicators, as well as each executive officer’s individual contribution toward those criteria.

In determining the target 2010 bonus opportunity for each Named Executive Officer, the Compensation Committee considered his relative responsibility and his potential impact on the achievement of our performance criteria. Those bonus targets, expressed as a percentage of each Named Executive Officer’s base salary for 2010, were as follows:

		2010 Target	2010 Target
		Bonus	Bonus
Executive Officer	Title	(% of Base Salary)	($)

Ernie L. Danner	President and Chief Executive Officer	140	700,000

J. Michael Anderson	Senior Vice President and Chief Financial Officer	70	255,500

D. Bradley Childers	Senior Vice President	70	245,000

Joseph G. Kishkill	Senior Vice President	70	238,000

Daniel K. Schlanger	Senior Vice President, Operations Services	70	227,500

Under the 2010 Incentive Program, each Named Executive Officer was eligible to receive an annual cash award, at a level of 0% to 200% of his target bonus, based on our performance for 2010 relative to the key business activities and indicators listed below, as adjusted based on individual performance, in each case based on the Compensation Committee’s determination, in its discretion and with input from management, of the level of attainment of applicable Company, business group and individual performance, as well as one or more of the following items that the Compensation Committee could choose to consider, in its discretion:

•	our performance relative to our business plan;

•	existing or anticipated financial, economic and industry conditions; and

•	such other factors or criteria as the Compensation Committee, in its discretion, deemed appropriate.

The Compensation Committee determined the key business activities and indicators for 2010 would relate to the following:

•	Generation of free cash flow, along with the achievement of other financial targets within the 2010 business plan, including EBITDA, earnings per share and bookings of new business;

•	Customer service, to be assessed by various regional and group metrics for measuring and enhancing customer service;

•	Employee development, to be assessed by successful implementation of various regional and group initiatives; and

•	Safety, to be assessed by specific regional and group metrics for the incident rate for both recordable injuries (“TRIR”) and the number of vehicle incidents, with a corporate TRIR target of 0.9 or less.

In setting the key business activities and indicators for 2010, the Compensation Committee reserved the right to modify the performance levels of one or more of these criteria in its discretion based on internal and external developments during the course of 2010. The following table shows the key business activities and indicators chosen as representative of Company performance, and the results achieved under those indicators, for the year ended December 31, 2010.

				2010 Result ($ In
	2010 Range ($ In Millions Except for per			Millions Except for
	Share Amounts)			per Share
Performance Indicators	Acceptable	Good	Outstanding	Amounts)

Generation of free cash flow(1)	$140	$190	$240	$380
Recurring EBITDA(2)	$500	$531	$575	$454
Recurring earnings per share(3)	$(0.20)	$0.11	$0.60	$(1.12)
International bookings(4)	$550	$731	$800	$550
Total recordable incident rate(5)	≤1.0	≤0.9	≤0.8	0.63

(1)	Refers to change in debt excluding the amortization of original issue discount.

(2)	Refers to income (loss) from continuing operations plus income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, excluding non-recurring items, and extraordinary gains or losses.

(3)	Refers to earnings per share adjusted to remove the impact of discontinued operations, impairment charges and other non-recurring items.

(4)	Refers to bookings, excluding our Belleli Energy operations, made outside the United States and Canada related to product sales, contract operations projects and certain aftermarket services projects.

(5)	Refers to the incident rate for both recordable injuries and lost time accidents for all employees worldwide.

To determine the payout under the 2010 Incentive Program for the Named Executive Officers other than Mr. Danner, the Compensation Committee considered overall Company performance relative to the key business activities and indicators, as set forth above. The Compensation Committee also reviewed the performance of the business group for which each such Named Executive Officer is responsible in light of such group’s performance with respect to the key business activities and indicators discussed above. The Compensation Committee noted in particular that the North America Group, headed by Mr. Childers, performed particularly well in the areas of operating cash flow and customer service, including improvements in compressor run-times, and the Operations Services Group, headed by Mr. Schlanger, performed particularly well in the area of improvements in organizational effectiveness. No specific weight was assigned to any particular Company performance indicator, or as between Company performance and business group performance. Taking into consideration the Company’s performance, together with the performance of the business group for which each Named Executive Officer is responsible and the recommendations of our Chief Executive Officer with respect to each officer, the Compensation Committee approved the payout amounts shown in the table below under the 2010 Incentive Program.

Mr. Danner, while generally satisfied with the Company’s performance in the areas of cash flow generation, customer service, employee development and safety, felt his expectations were not met with respect to other Company financial performance indicators listed above, and thus requested that the Compensation Committee not award him any payout under the 2010 Incentive Program. Mr. Danner’s actual payout under the 2010 Incentive Program, therefore, is zero, as reflected in the table below and in the Summary Compensation Table for 2010.

		2010 Bonus	2010 Bonus
Executive Officer	Title	Target ($)	Payout($)

Ernie L. Danner	President and Chief Executive Officer	700,000	—

J. Michael Anderson	Senior Vice President and Chief Financial Officer	255,500	127,750

D. Bradley Childers	Senior Vice President	245,000	171,500

Joseph G. Kishkill	Senior Vice President	238,000	119,000

Daniel K. Schlanger	Senior Vice President, Operations Services	227,500	125,125

2011. In February 2011, the Compensation Committee adopted a short-term incentive program (the “2011 Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for this year. Under the 2011 Incentive Program, each Named Executive Officer will be eligible to receive an annual cash award based on the Compensation Committee’s assessment of our performance for 2011 relative to key business activities and indicators listed below, as well as such other factors or criteria that the Compensation Committee in its discretion deems appropriate.

The Compensation Committee has determined that the key business activities and indicators for 2011, as may be revised by the Compensation Committee in its discretion, will relate to the following:

•	Financial performance, including generation of free cash flow, EBITDA, economic profit, earnings per share, North America operating horsepower levels and international bookings; and

•	Safety, to be assessed by specific regional and group metrics for the incident rate for both recordable injuries (“TRIR”) and the number of vehicle incidents, with a corporate TRIR target of 0.75 or less.

In addition to reviewing Company performance for 2011, the Compensation Committee will also consider the performance of the Company’s business groups relative to the financial and safety performance indicators listed above, as well as the following additional indicators:

•	Customer service, to be assessed by various regional and group metrics for measuring and enhancing customer service; and

•	People, to be assessed by successful implementation of various regional and group initiatives intended to optimize and improve the Company’s overall human capital.

With respect to Mr. Danner, the Compensation Committee intends to award performance-based short-term incentive compensation under the 2011 Incentive Program based on (1) the Compensation Committee’s assessment of Company performance relative to the financial and safety performance indicators listed above and (2) Mr. Danner’s individual contribution toward those performance indicators, including his demonstrated leadership, implementation of the Company’s business strategy and success at driving employee engagement. No specific weight will be made as between Company performance and individual contribution. The Compensation Committee has reserved the right to modify the list of performance indicators as well as target levels of one or more of these indicators in its discretion based on internal and external developments during the course of 2011.

With respect to the Named Executive Officers other than Mr. Danner, the Compensation Committee intends to award performance-based short-term incentive compensation under the 2011 Incentive Program based on (1) the Compensation Committee’s assessment of Company performance relative to the financial and safety performance factors listed above, (2) the performance of each Named Executive Officer’s business group relative to the financial, safety, customer service and people performance indicators listed above, (3) each officer’s individual contributions, including demonstrated leadership, implementation of the Company’s business strategy and success at driving employee engagement, and (4) the recommendations of our Chief Executive Officer. No specific weight will be made as between Company performance, business group performance and individual contribution. The Compensation Committee has reserved the right to modify the list of performance indicators as well as target levels of one or more of these indicators in its discretion based on internal and external developments during the course of 2011.

We have not disclosed our target level with respect to the achievement of the financial performance indicators listed above because they are derived from internal analyses and projections of our performance, reflecting our business strategy for the current year, and were developed for internal planning purposes. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential planning process and strategies that could cause us substantial competitive harm. While future results cannot be predicted with certainty, the Compensation Committee believes that these performance indicators are set at a level such that achievement of the target levels will be challenging and require significant effort on the part of our executive officers.

Each executive officer’s target bonus payment under the 2011 Incentive Program will be a specified percentage of that individual’s base salary, and each executive officer’s actual bonus payment may be paid out at a level of 0% to approximately 175% of target bonus based on the Compensation Committee’s review of overall Company performance, business group performance (with respect to the Named Executive Officers other than Mr. Danner) and individual performance, as may be adjusted by the Compensation Committee in its discretion. The Compensation Committee considered the relative responsibility of each executive officer and his potential impact on the achievement of our performance criteria in determining the target 2011 bonus opportunity for each Named Executive Officer (expressed as a percentage of each Named Executive Officer’s base salary for 2011), which is as follows:

		2011 Bonus
		Target
Executive Officer	Title	(%)

Ernie L. Danner	President and Chief Executive Officer	140

J. Michael Anderson	Senior Vice President and Chief Financial Officer	70

D. Bradley Childers	Senior Vice President	70

Joseph G. Kishkill	Senior Vice President	70

Daniel K. Schlanger	Senior Vice President, Operations Services	70

Mr. Danner’s base salary for 2011 is expected to fall below the 25th percentile of chief executive officers of similarly-sized companies in the general industry and the oilfield services industry. The Compensation Committee has determined that it is in our stockholders’ interests that a greater percentage of Mr. Danner’s compensation package, as compared with the compensation packages for our other Named Executive Officers, consist of compensation contingent upon performance and, accordingly, has set Mr. Danner’s 2011 short-term incentive target at 140% of his base salary for 2011. Mr. Danner’s base salary for 2011 and bonus target under the 2011 Incentive Program, if achieved at target level, together are expected to place him within the 25th to 50th percentile of chief executive officers of similarly-sized companies in the general industry and the oilfield services industry.

We anticipate that awards under the 2011 Incentive Program for the year ending December 31, 2011 will be determined and paid in the first quarter of 2012.

Long-Term Incentive Compensation

Our Compensation Committee and management believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. Our Compensation Committee believes that:

•	grants of stock options provide an incentive to our key employees and executive officers to work toward our long-term performance goals, as the benefit will be realized only if and to the extent that the value of our common stock increases;

•	grants of restricted stock and restricted stock units not only provide an incentive to our key employees and executive officers to work toward long-term performance goals, but also serve as a retention tool;

•	grants of performance shares encourage long-range planning and reward sustained stockholder value creation and, coupled with a three-year vesting period, also serve as a retention tool; and

•	grants of Partnership phantom units with tandem distribution equivalent rights (“DERs”) serve to emphasize our growth objectives with respect to the Partnership. Such grants were made from the Exterran Partners, L.P. Long-Term Incentive Plan (the “Partnership Plan”), which is solely administered by the compensation committee of Exterran GP LLC, the general partner of the Partnership’s general partner. DERs are the right to receive cash distributions that are provided to all common unitholders, subject to the same vesting restrictions and risk of forfeiture applicable to the underlying grant.

Equity-based awards are effective, and a value is assigned based on the closing market price of our common stock or the Partnership’s common units, as applicable, on the date of approval by the applicable compensation committee or board of directors (or, if such approval date does not occur on a business day, the last business day immediately preceding such date). Awards other than performance shares generally vest at the rate of one-third per year over a three-year period of employment and, in the case of full value awards, over a minimum period of three years. Performance shares are payable based on achievement of certain specified company performance indicators, and may be paid out at 0% to 200% of the number of shares granted. Payout amounts under the performance shares are determined following the conclusion of the performance period, which is generally the previous fiscal year. Performance shares vest on the third anniversary of the grant date and may be settled in shares of our common stock or in cash, in the Compensation Committee’s discretion.

The Compensation Committee has also delegated limited authority to a committee of the Board, which is currently comprised of our Chief Executive Officer, to grant off-cycle equity awards, with the following restrictions:

•	Equity grants are limited to an aggregate value of $1.0 million per quarter;

•	The value of equity that can be awarded to any one individual is limited to $200,000, based on the grant date fair market value;

•	Full value awards will vest over a minimum of three years;

•	No grants will be made to a Section 16 officer;

•	No grants will be made retroactively; and

•	All grants are required to be regularly reported to the Compensation Committee.

During 2010, an aggregate of 35,808 stock options, 104,903 shares of restricted stock and 25,825 restricted stock units, which did not exceed the limits discussed above, was granted to our employees pursuant to this delegation of authority by the Compensation Committee.

2010.  In addition to targeting total long-term incentive compensation within the 50th to 75th percentile, as discussed above under “How Our Compensation Committee Determines Executive Compensation — Establishing Competitive Pay Levels,” for 2010, the Compensation Committee also reviewed share utilization with respect to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (as amended, the “Stock Incentive Plan”), potential overhang and burn rate under various award scenarios, as well as the total compensation paid to executives over the past three years. Also for 2010, the Compensation Committee determined to place a greater percentage of each Named Executive Officer’s compensation “at risk.” As indicated above under “Elements of Compensation,” long-term incentive compensation was targeted to compose approximately 55% of our Named Executive Officers’ compensation in 2010. On average, the long-term incentive compensation awarded to our Named Executive Officers comprised approximately 58% of their actual total compensation in 2010. Please see the Summary Compensation Table for 2010 and the Grants of Plan-Based Awards Table for 2010 below for more information regarding the long-term incentive awards (“LTI Awards”) granted to our Named Executive Officers in 2010.

As previously disclosed in our 2010 proxy statement, as a result of the continuing deterioration of energy and economic conditions during 2009, the Compensation Committee determined during the second half of 2009 to prioritize the generation of free cash flow and the repayment of a significant portion of our outstanding debt. While the Compensation Committee has traditionally focused, with respect to long-term incentive compensation, on grants of stock options, restricted stock and partnership units, the Committee felt it was important to tie a significant portion of the Named Executive Officers’ variable compensation to this specific performance indicator and, accordingly, determined to grant performance shares tied to the generation of free cash flow for 2010 (the “2010 Performance Shares”). The following table shows the cash flow target range for payout under the 2010 Performance Shares, and the results achieved by the Company for the year ended December 31, 2010 (dollars in millions):

					Percent of
	2010 Performance Share Target Range			2010	Target
Performance Indicator	Threshold	Target	Maximum	Results	Achieved

Generation of free cash flow(1)	$80	$130	$230	$200 (2)	170%

(1)	Free cash flow is defined for purposes of the 2010 Performance Shares as consolidated debt reduction for the year ended December 31, 2010, as adjusted for certain items in the Compensation Committee’s discretion.

(2)	Actual free cash flow generated during 2010, as defined for purposes of the 2010 Performance Shares, was approximately $283 million, but was adjusted down to $200 million by the Compensation Committee in its discretion.

The 2010 Performance Shares were payable based on generation of free cash flow during the performance period from January 1, 2010 through December 31, 2010, and could be paid out at 0% to 200% of the number of shares granted. Based on achievement of the cash flow target at 170% for the year ended December 31, 2010, the Compensation Committee approved the following awards of 2010 Performance Shares for our Named Executive Officers:

2010 Performance
Executive Officer	Shares Awarded (#)

Ernie L. Danner	37,363
J. Michael Anderson	9,342
D. Bradley Childers	9,342
Joseph G. Kishkill	9,342
Daniel K. Schlanger	9,342

The 2010 Performance Shares vest on the third anniversary of the grant date and will be settled in shares of our common stock.

In addition to the annual LTI Award for 2010, in recognition of Mr. Danner’s leadership and Company performance during the second half of 2009, together with Mr. Danner’s willingness to forgo any salary increase or adjustment to his LTI Award opportunity when promoted to Chief Executive Officer in June 2009, in February 2010 the Compensation Committee awarded Mr. Danner a one-time grant of 51,645 stock options and 19,780 shares of restricted stock, and Exterran GP LLC’s compensation committee awarded him a one-time grant of 4,371 Partnership phantom units.

In addition to the annual LTI Award for 2010, in February 2010 the Compensation Committee awarded Mr. Kishkill a one-time grant of 8,608 stock options and 3,297 restricted stock units in recognition of Mr. Kishkill’s assumption of the role of President, Eastern Hemisphere of EESLP in late 2009.

2011. Our Compensation Committee and management continue to believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. Accordingly, the Compensation Committee determined to place a significant percentage of each Named Executive Officer’s compensation “at risk,” and, on average, the long-term incentive compensation awarded to our Named Executive Officers for 2011 comprised 58% of their total target compensation for 2011.

As discussed above under “How Our Compensation Committee Determines Executive Compensation — Establishing Competitive Pay Levels,” the Compensation Committee generally targets executive officer long-term incentive compensation at the 50th to 75th percentile of comparable positions at companies included in the general industry and oilfield services industry with median annual revenue of $3.1 billion and $2.7 billion, respectively. Also for 2011, the Compensation Committee reviewed share utilization with respect to the Stock Incentive Plan, potential overhang and burn rate under various award scenarios, and the compensation paid to executives over the past three years. Based on these considerations, as well as the general philosophy discussed above, the Compensation Committee (and Exterran GP LLC’s compensation committee in the case of the Partnership phantom units with DERs) determined to make LTI Awards for 2011 to our Named Executive Officers as follows:

			Restricted
			Stock or	Phantom
		Stock	Restricted	Units with	Performance
Executive Officer	Title	Options	Stock Units	DERs	Shares

Ernie L. Danner	President and Chief Executive Officer	124,602	45,355	8,070	21,911

J. Michael Anderson	Senior Vice President and Chief Financial Officer	35,593	12,956	2,305	6,266

D. Bradley Childers	Senior Vice President	31,150	11,339	2,018	5,478

Joseph G. Kishkill	Senior Vice President	31,150	11,339	2,018	5,478

Daniel K. Schlanger	Senior Vice President, Operations Services	31,150	11,339	2,018	5,478

The 2011 Performance Shares are payable based on achievement of a specified Company economic profit performance indicator (to be calculated as EBITDA less the sum of maintenance capital, cash taxes and a charge for capital employed during the period), and may be paid out at 0% to 200% of the number of shares granted. Payout amounts under the 2011 Performance Shares will be determined following the conclusion of the performance period, which is from January 1, 2011 through December 31, 2011. The 2011 Performance Shares vest on the third anniversary of the grant date and may be settled in shares of our common stock or in cash, in the Compensation Committee’s discretion. We have not disclosed our target level with respect to the economic profit performance indicator that would result in payment of the 2011 Performance Shares because it is derived from internal analyses and projections of our performance, reflecting our business strategy for the current year, and was developed for internal planning purposes. We believe its disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential planning process and strategies that could cause us substantial competitive harm. While future results cannot be predicted with certainty, the Compensation Committee believes that this performance indicator is set at a level such that achievement of it will be challenging and require significant effort on the part of our executive officers.

Other Compensation Programs

401(k) Retirement and Savings Plan

The Exterran 401(k) Plan provides employees, including our Named Executive Officers, the opportunity to defer up to 25% of their eligible salary, up to the Internal Revenue Service (“IRS”) maximum deferral amount, on a pre-tax basis. This is accomplished through contributions to an account maintained by an independent trustee. We generally match 100% of an employee’s contribution to a maximum of 1% of the employee’s annual eligible compensation, plus 50% of an employee’s contribution from 2% to a maximum of 6% of the employee’s annual eligible compensation. We made no discretionary matching contributions from January 1, 2010 through June 30, 2010, but reinstated them effective July 1, 2010.

The employee directs how contributions to the 401(k) Plan are invested. Employees vest in our matching contributions after two years of service. The Exterran 401(k) Plan includes a sunset provision which requires employees to divest their Plan account of our common stock by December 31, 2011.

Employees’ Supplemental Savings Plan

Prior to the merger, Universal sponsored an Employees’ Supplemental Savings Plan (the “ESSP”), through which employees with an annual base salary of $100,000 or more, including certain of the Named Executive Officers, could defer up to 25% of their eligible salary on a pre-tax basis. The ESSP is a nonqualified, deferred compensation plan and participation was voluntary. Participants could also defer up to 100% of their incentive bonus in 25% increments. Universal’s policy was to provide matching salary contributions to the ESSP in the form of Universal common stock. Deferrals from bonuses were not eligible for the match. The match limits of 3% and 4.5% (based on company tenure) were aggregate amounts that included both the Universal 401(k) Plan and the ESSP match amounts. The ESSP was designed in part to provide a mechanism to restore qualified plan benefits that were reduced as a result of limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). It also enabled deferral of compensation that otherwise would have been treated as excess employee remuneration by Universal within the meaning of Section 162(m) of the Code.

Effective January 1, 2008, the ESSP was amended to (i) change the plan sponsor to Exterran Holdings, (ii) freeze the ESSP with respect to new participation and contributions as of December 31, 2007 and (iii) fully vest the accounts of active participants as of that date. The ESSP is intended to be a “grandfathered” plan for purposes of Section 409A of the Code.

Deferred Compensation Plan

Under the Exterran Deferred Compensation Plan (the “Deferred Compensation Plan”), key management and highly compensated employees, including our Named Executive Officers, may (i) defer receipt of their compensation, including up to 100% of their salaries and up to 100% of their bonuses, and (ii) be credited with company contributions that are designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to qualified plan limits under the Code. We may, but have no obligation to, make discretionary contributions on behalf of a participant, in such form and amount as our Compensation Committee deems appropriate, in its sole discretion. We made no discretionary matching contributions from January 1, 2010 through June 30, 2010, but reinstated them effective July 1, 2010.

Participant elections with respect to deferrals of compensation and plan distributions generally must be made in the year preceding that in which the compensation is earned, except that our Compensation Committee may permit a newly eligible participant to make deferral elections up to 30 days after he or she first becomes eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is an “unfunded” plan for state and federal tax purposes, and participants have the rights of our unsecured creditors with respect to their Deferred Compensation Plan accounts.

An employee’s contributions to the Deferred Compensation Plan are self-directed investments in the various funds that are made available under such plan. There are thus no interest calculations or other earnings measures other than the performance of the investment funds selected by the employee. Employees, including our Named Executive Officers, determine how their contributions are invested and may change these elections at any time.

Participants may elect to receive distributions of their accounts while still employed by us or upon the participant’s separation from service or disability, each as defined in the Deferred Compensation Plan, either in a lump sum or in two to 10 annual installments. Distributions will be made in cash, except that participants may elect to have any portion of his or her account that is deemed invested in our common stock distributed in shares of common stock if the distribution is made prior to January 1, 2012.

Employee Stock Purchase Plan

The Exterran Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. For 2010, employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (i) 95% of the fair market value of a share of common stock on the offering date or (ii) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 650,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. At December 31, 2010, approximately 266,000 shares remained available for purchase under the ESPP.

Amended and Restated 2007 Stock Incentive Plan

The Stock Incentive Plan is administered by our Compensation Committee and authorizes the issuance of awards, at the discretion of our Compensation Committee, of our stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our directors and employees and employees of our subsidiaries. A maximum of 9,750,000 shares of our common stock is available for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by Universal’s and Hanover’s stockholders in connection with their approval of the merger of the two companies that took place on August 20, 2007. At December 31, 2010, approximately 3,835,000 shares remained available for issuance under the Stock Incentive Plan.

Exterran Partners Long-Term Incentive Plan

The Partnership Plan, which is administered by the Partnership’s compensation committee, provides incentive compensation awards based on the value of the Partnership’s common units to management, directors, employees and consultants of our company, the Partnership and our respective affiliates who perform services for the Partnership and its subsidiaries. The Partnership Plan also enhances our ability to attract and retain the services of individuals essential for the Partnership’s growth and profitability and encourages them to devote their best efforts to advancing the Partnership’s business.

The Partnership Plan provides for the grant of up to an aggregate of 1,035,378 common units, restricted units, phantom units, unit options, unit awards or substitute awards and, with respect to unit options and phantom units, the grant of DERs. DERs are credited with an amount equal to any cash distributions the Partnership makes on its common units during the period phantom units are outstanding and are payable upon vesting of the tandem phantom units without interest. Since the inception of the Partnership Plan, the Partnership has awarded only unit options and phantom units. At December 31, 2010, approximately 885,000 units remained available for issuance under the Partnership Plan.

Medical Expense Reimbursement Plan

The Medical Expense Reimbursement Plan (“MERP”) is a plan made available to certain of our executive officers that supplements the standard medical and dental benefit plans available to all our employees. During 2010, the MERP provided for reimbursement, in an amount up to $10,000, of certain out-of-pocket medical costs incurred by the executive or his dependents that were not covered by our standard medical and dental plans.

Perquisites

We made what we believe were limited use of perquisites during 2010. A taxable benefit of tax preparation and planning services was made available to certain of our executive officers. The health care and insurance coverage provided to our executives was the same as that provided to all active employees with the exception of the MERP, which provided for additional medical, dental, and vision benefits to certain of our executive officers during 2010. The Compensation Committee established a policy in early 2009 that tax gross-ups would no longer be provided on income attributable to change of control agreements entered into in the future or on executive or director perquisites.

Change of Control Arrangements

Change of Control Provisions in Equity Plans

The Stock Incentive Plan and the Partnership Plan provide for accelerated vesting of outstanding equity awards in the event of a change of control. However, the forms of award notices to employees in connection with grants made under the Stock Incentive Plan in 2010 and 2011 provide that in the event of a change of control without termination of employment, only the amount of the outstanding long-term incentive award which would have vested on the next vesting date will be accelerated and the remainder of the award will be subject to the original vesting schedule.

Change of Control Provisions in 401(k) Plans

The Exterran 401(k) Plan provides for accelerated vesting of all company matching contributions in the event of a change of control.

Exterran Change of Control Agreements

We have entered into change of control agreements with each of our Named Executive Officers. Our Compensation Committee considers the provision of change of control agreements for our executive officers to be a customary part of executive compensation and, therefore, necessary to attracting and retaining executive talent. Our change of control agreements are designed to promote continuity of management in the event of a change of control.

The change of control agreements generally provide that if the executive is terminated within 18 months after a change of control occurs, or if during that period the executive terminates his employment for “good reason,” as defined in the agreements, he will be entitled to a payment equal to a multiple of two times the executive’s annual base salary and target bonus (three times base salary and target bonus, in the case of Mr. Danner), will be provided health and welfare benefits for a number of years equaling the payment multiple, and will receive certain other forms of remuneration. A more specific description of the terms of the Exterran change of control agreements, together with an estimate of the payouts in connection with such agreements, assuming a change of control and “qualifying termination,” is provided under “Named Executive Officer Compensation — Payments and Potential Payments upon Change of Control,” below.

Stock Ownership Requirements

We do not have any policy or guidelines that require specified ownership of our common stock by our executive officers or any stock retention guidelines applicable to equity-based awards granted to our executive officers. As of March 11, 2011, the Named Executive Officers collectively held 131,526 shares of common stock, 797,586 stock options, 175,821 shares of restricted stock and 27,624 restricted stock units (excluding unvested performance shares).

Each of our directors is required to hold an amount of our common stock with a market value of at least five times his or her annual base retainer (which currently amounts to $250,000 of our common stock). Each director has until the later to occur of May 6, 2011 or three years after his or her date of election to the Board to meet this stock ownership requirement. As of March 11, 2011, all directors met our stock ownership requirement.

Compensation Deduction Limitations

Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer in any fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including certain predetermined objective standards approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers is an important part of our responsibilities and benefits our stockholders. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Exterran’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors

Stephen M. Pazuk, Chair
Gordon T. Hall
J.W.G. Honeybourne
Mark A. McCollum
William C. Pate

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table for 2010

The following table sets forth certain information with respect to compensation paid during 2008, 2009 and 2010 to each of our Named Executive Officers.

										Non-Equity
										Incentive
						Stock		Option		Plan	All Other
			Salary	Bonus		Awards		Awards		Compensation	Compensation	Total
Name and Position	Year		($)(1)	($)(2)		($)(3)		($)(4)		($)(5)	($)(6)	($)

Ernie L. Danner,	2010		506,015	—		2,665,004	(7)	1,484,445	(7)	—	17,697	4,673,161
President and Chief	2009		450,000	—		550,003		434,615		303,750	19,511	1,757,879
Executive Officer	2008	(8)	91,778	—		—		729,744		52,900	1,865,832	2,740,254
J. Michael Anderson,	2010		376,592	—		583,773		303,639		127,750	21,172	1,412,926
Senior Vice President,	2009		355,000	—		440,003		347,695		175,000	17,161	1,334,859
Chief Financial Officer and Chief of Staff	2008		346,367	160,000		990,402		614,166		146,100	36,275	2,293,310
D. Bradley Childers,	2010		361,015	—		528,775		258,652		171,500	24,137	1,344,079
Senior Vice President and	2009		340,000	—		385,009		304,233		165,000	21,211	1,215,453
President, North America of EESLP	2008		332,711	160,000		935,323		579,994		139,900	48,390	2,196,318
Joseph G. Kishkill,	2010		340,000	—		603,781	(9)	333,628	(9)	119,000	233,071	1,629,480
Senior Vice President, and President, Eastern Hemisphere of EESLP	2009		284,407	—		385,009		304,233		160,000	5,416	1,139,065
Daniel K. Schlanger,	2010		331,015	—		501,287		236,163		125,125	13,544	1,207,134
Senior Vice President,	2009		300,000	67,500	(10)	275,009		217,307		155,000	13,709	1,028,525
Operations Services	2008		293,788	125,000		659,604		409,507		88,200	21,926	1,598,025

(1)	The amounts shown in this column represent amounts earned for the fiscal year. There were 27 bi-weekly pay periods in 2010 and 26 bi-weekly pay periods in 2009 and 2008.

(2)	After the proposed merger of Hanover and Universal was announced, during the first quarter of 2007, the boards of directors of Hanover and Universal approved the adoption of retention plans that were intended to provide select employees, including certain of our Named Executive Officers, with an incentive to continue employment in light of the pending merger between the two companies. The amounts included in this column for 2008 represent the cash payment of retention bonuses on April 30, 2008 under the Universal Retention Bonus Plan for Messrs. Anderson, Childers and Schlanger.

(3)	The amounts included in this column represent the grant date fair value of (a) restricted shares of our common stock, awarded and recognized by us, (b) for 2010 only, performance shares, awarded and recognized by us, as finally determined by the Compensation Committee following the conclusion of the performance period, and (c) Partnership phantom units with DERs, awarded and recognized by the Partnership, in each case calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”). For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2010. Please see the Grants of Plan-Based Awards for 2010 table below for more information regarding equity-based awards granted in 2010.

(4)	The amounts included in this column represent the grant date fair value of options to purchase our common stock, awarded and recognized by us and calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2010. Please see the Grants of Plan-Based Awards for 2010 table below for more information regarding equity-based awards granted in 2010.

(5)	The amounts included in this column for 2010 represent cash payments made under the 2010 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2010, and which were paid during the first quarter of 2011.

The amounts included in this column for 2009 represent cash payments made under the 2009 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2009, and which were paid during the first quarter of 2010.

The amounts included in this column for 2008 represent cash payments made under the Exterran Annual Performance Pay Plan, which covered the compensation measurement and performance year ended December 31, 2008, and which were paid during the first quarter of 2009.

(6)	The amounts shown in this column for the year ended December 31, 2010 are attributable to the following:

			Tax
			Preparation
	401(k) Plan	Executive	and
	Matching	Medical	Planning
	Contribution	Coverage	Services	DERs	Other		Total
Name	($)(a)	($)(b)	($)	($)(c)	($)		($)

Ernie L. Danner	—	6,402	6,000	5,295	—		17,697
J. Michael Anderson	2,282	6,402	1,500	10,988	—		21,172
D. Bradley Childers	—	6,402	6,000	10,086	1,649	(d)	24,137
Joseph G. Kishkill	—	—	1,837	3,706	227,528	(e)	233,071
Daniel K. Schlanger	—	6,402	—	7,142	—		13,544

(a)	Executives could contribute up to 25% (subject to limits established by the IRS) of their salary to the Exterran 401(k) Plan.

(b)	Represents premiums paid for medical coverage under the MERP.

(c)	Represents a cash payment pursuant to DERs payable upon vesting of Partnership phantom units.

(d)	Represents reimbursement for an annual physical exam.

(e)	Represents Mr. Kishkill’s annual expatriate benefits, including $8,400 for an expatriate hardship payment, $67,840 for a residential allowance, $5,145 for reimbursement of residential utilities, $28,699 for reimbursement of school tuition for Mr. Kishkill’s children, $49,814 for relocation and immigration expenses associated with Mr. Kishkill’s relocation from Argentina to Dubai in connection with his assumption of the role of President, Eastern Hemisphere of EESLP, $27,630 for a vacation travel allowance and a $40,000 annual expatriate payment for miscellaneous expenses related to living abroad.

(7)	Includes a one-time grant awarded by the Compensation Committee to Mr. Danner as further described in “Elements of Compensation — Long-Term Incentive Compensation — 2010.”

(8)	Mr. Danner became employed by us in October 2008; thus, the 2008 amounts shown for him represent his compensation for the period from October 8, 2008 through December 31, 2008.

(9)	Includes a one-time grant awarded by the Compensation Committee to Mr. Kishkill as further described in “Elements of Compensation — Long-Term Incentive Compensation — 2010.”

(10)	The amount shown represents a discretionary bonus awarded outside the 2009 Incentive Program by the Compensation Committee to Mr. Schlanger in consideration for his individual contribution as the Partnership’s Chief Financial Officer from its inception to March 2009.

Grants of Plan-Based Awards for 2010

The following table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2010.

									All Other		All Other
									Stock		Option			Grant Date
									Awards:		Awards:		Exercise	Fair
									Number of		Number of		or Base	Value of
						Estimated Possible Payouts Under			Shares of		Securities		Price of	Stock and
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or		Underlying		Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/SH)	($)(3)

Ernie L. Danner			0	700,000	1,400,000
	2/28/2010					0	21,978	43,956						500,000
	2/28/2010								45,495	(4)				1,035,011
	2/28/2010	(5)							19,780	(4)				449,995
	2/28/2010										118,785	(6)	22.75	1,034,617
	2/28/2010	(5)									51,645	(6)	22.75	449,827
	3/01/2010								10,052	(7)				229,990
	3/01/2010	(5)							4,371	(7)				100,008
J. Michael Anderson			0	255,500	511,000
	2/28/2010					0	5,495	10,990						125,011
	2/28/2010								13,352	(4)				303,758
	2/28/2010										34,861	(6)	22.75	303,639
	3/01/2010								2,950	(7)				67,496
D. Bradley Childers			0	245,000	490,000
	2/28/2010					0	5,495	10,990						125,011
	2/28/2010								11,374	(4)				258,759
	2/28/2010										29,696	(6)	22.75	258,652
	3/01/2010								2,513	(7)				57,497
Joseph G. Kishkill			0	238,000	476,000
	2/28/2010					0	5,495	10,990						125,011
	2/28/2010								11,374	(4)				258,759
	2/28/2010	(8)							3,297	(4)				75,007
	2/28/2010										29,696	(6)	22.75	258,652
	2/28/2010	(8)									8,608	(6)	22.75	74,976
	3/01/2010								2,513	(7)				57,497
Daniel K. Schlanger			0	227,500	455,000
	2/28/2010					0	5,495	10,990						125,011
	2/28/2010								10,385	(4)				236,259
	2/28/2010										27,114	(6)	22.75	236,163
	3/01/2010								2,295	(7)				52,510

(1)	The amounts in these columns reflect the range of potential payouts under the 2010 Incentive Program. The actual payouts under the plan were determined in February 2011 and were paid in March 2011, as reflected in the Summary Compensation Table for 2010, above.

(2)	The amounts in these columns reflect the range of potential payouts of performance shares awarded as part of the LTI Award for 2010. “Target” is the number of performance shares awarded in 2010. “Threshold” represents the lowest possible payout (0% of the grant), and “Maximum” reflects the highest possible payout (200% of the grant). See “Elements of Compensation — Long-Term Incentive Compensation — 2010” for a detailed description of the performance shares. The actual payouts under the performance shares were determined in February 2011, but will not vest until March 2013.

(3)	The value of performance shares, restricted stock, stock option awards and Partnership phantom units on the grant date is calculated in accordance with ASC 718. Performance shares are shown at target value; for a discussion of actual number of performance shares awarded, as finally determined by the Compensation Committee following the conclusion of the performance period, see “Elements of Compensation — Long-Term Incentive Compensation — 2010.”

(4)	Restricted stock awards were granted under the Stock Incentive Plan and vest over a three-year period at the rate of one-third per year beginning on March 4, 2011 and on each successive anniversary of the initial date of vesting.

(5)	Consists of a one-time grant awarded to Mr. Danner in recognition of his leadership and Company performance during the second half of 2009, together with his willingness to forgo any salary increase or adjustment to his LTI Award opportunity when promoted to Chief Executive Officer in June 2009.

(6)	Stock options were granted under the Stock Incentive Plan and vest over a three-year period at the rate of one-third per year beginning on March 4, 2011 and on each successive anniversary of the initial date of vesting.

(7)	Partnership phantom units with tandem DERs were granted under the Partnership Plan and vest over a three-year period at the rate of one-third per year beginning on March 4, 2011 and on each successive anniversary of the initial date of vesting.

(8)	Consists of a one-time grant awarded to Mr. Kishkill in recognition of his assumption of the role of President, Eastern Hemisphere of EESLP in late 2009.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table provides information regarding equity awards and equity-based awards granted by Universal and Exterran that were outstanding at December 31, 2010.

						Stock Awards
												Equity
										Equity		Incentive Plan
								Market		Incentive Plan		Awards:
	Option Awards							Value of		Awards:		Market or
	Number of	Number of				Number of		Shares or		Number of		Payout Value
	Securities	Securities				Shares or		Units of		Unearned		of Unearned
	Underlying	Underlying				Units of		Stock		Shares, Units or		Shares, Units
	Unexercised	Unexercised		Option		Stock That		That		Other Rights		or Other Rights
	Options	Options		Exercise	Option	Have Not		Have Not		That Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested		Yet Vested		Yet Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)		(#)		($)

Ernie L. Danner	21,675			30.07	4/30/2014
	22,000			38.15	3/09/2015
	68,812	34,405	(1)	23.63	10/08/2015
	25,000			43.39	3/03/2016
	24,850	49,698	(1)	16.14	3/04/2016	83,862	(2)	2,008,495	(3)	37,363	(4)	894,844	(3)
		170,430	(1)	22.75	2/28/2017	20,145	(5)	541,095	(6)

J. Michael Anderson	85,000			17.30	3/31/2013
	20,000			30.07	4/30/2014
	21,687	10,843	(1)	67.30	3/04/2015
	17,000			38.15	3/09/2015
	20,000			43.39	3/03/2016
	19,880	39,759	(1)	16.14	3/04/2016
		34,861	(1)	22.75	2/28/2017	32,325	(2)	772,028	(3)	9,342	(4)	223,741	(3)
	10,871			75.27	6/12/2017	9,391	(5)	252,242	(6)

D. Bradley Childers	38,420			19.03	9/03/2012
	25,000			16.71	3/10/2013
	20,000			30.07	4/30/2014
	20,480	10,240	(1)	67.30	3/04/2015
	17,000			38.15	3/09/2015
	20,000			43.39	3/03/2016
	17,395	34,789	(1)	16.14	3/04/2016
		29,696	(1)	22.75	2/28/2017	28,175	(2)	674,791	(3)	9,342	(4)	223,741	(3)
	10,871			75.27	6/12/2017	8,279	(5)	222,374	(6)

Joseph G. Kishkill	4,667			18.07	11/27/2012
	6,667			16.71	3/10/2013
	6,000			30.07	4/30/2014
	3,715			78.25	8/20/2014
	2,613	1,307	(1)	67.30	3/04/2015
	2,000			38.15	3/09/2015
	3,200			43.39	3/03/2016
	17,395	34,789	(1)	16.14	3/04/2016
		38,304	(1)	22.75	2/28/2017	28,755	(2)	688,682	(3)	9,342	(4)	223,741	(3)
	1,208			75.27	6/12/2017	6,519	(5)	175,100	(6)

Daniel K. Schlanger	14,460	7,230	(1)	67.30	3/04/2015
	12,425	24,849	(1)	16.14	3/04/2016
		27,114	(1)	22.75	2/28/2017	22,352	(2)	535,330	(3)	9,342	(4)	223,741	(3)
	7,247			75.27	6/12/2017	6,396	(5)	171,797	(6)

(1)	Represents options to purchase our common stock awarded under the Stock Incentive Plan that vest at the rate of one-third per year over a three-year period, with a term of seven years following the date of grant.

(2)	Represents our restricted stock awarded under the Stock Incentive Plan that vest at the rate of one-third per year over a three-year period.

(3)	Based on the market closing price of our common stock on December 31, 2010 of $23.95 per share.

(4)	Represents performance shares awarded under the Stock Incentive Plan that vest on March 4, 2013. Amounts shown are the actual number of shares awarded, as finally determined by the Compensation Committee following the conclusion of the performance period.

(5)	Represents phantom units with tandem DERs under the Partnership Plan that vest at the rate of one-third per year over a three-year period.

(6)	Based on the market closing price of the Partnership’s common units on December 31, 2010 of $26.86 per common unit.

Option Exercises and Stock Vested for 2010

The following table provides additional information about the value realized by the Named Executive Officers on stock option exercises and stock award vesting during the year ended December 31, 2010. No stock options were exercised by the Named Executive Officers during the year ended December 31, 2010.

	Stock Awards
	Number
	of Shares
	and Units	Value
	Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($)

Ernie L. Danner	12,156	290,647	(1)
J. Michael Anderson	17,600	424,218	(2)
D. Bradley Childers	16,059	387,417	(3)
Joseph G. Kishkill	10,559	252,465	(4)
Daniel K. Schlanger	11,325	273,051	(5)

(1)	The value of vested shares reported for Mr. Danner is attributable to vesting of the following awards:

•	9,294 restricted shares of common stock at $24.31 — $225,937

•	2,862 Partnership phantom units with tandem DERs at $22.61 — $64,710

(2)	The value of vested shares reported for Mr. Anderson is attributable to vesting of the following awards:

•	2,000 restricted shares of common stock at $26.02 — $52,040

•	11,448 restricted shares of common stock at $24.31 — $278,301

•	4,152 Partnership phantom units with tandem DERs at $22.61 — $93,877

(3)	The value of vested shares reported for Mr. Childers is attributable to vesting of the following awards:

•	2,000 restricted shares of common stock at $26.02 — $52,040

•	10,296 restricted shares of common stock at $24.31 — $250,296

•	3,763 Partnership phantom units with tandem DERs at $22.61 — $85,081

(4)	The value of vested shares reported for Mr. Kishkill is attributable to vesting of the following awards:

•	445 restricted shares of common stock at $26.02 — $11,579

•	532 restricted stock units at $21.34 — $11,353

•	7,579 restricted stock units at $24.31 — $184,245

•	2,003 Partnership phantom units with tandem DERs at $22.61 — $45,288

(5)	The value of vested shares reported for Mr. Schlanger is attributable to vesting of the following awards:

•	1,334 restricted shares of common stock at $26.02 — $34,711

•	7,320 restricted shares of common stock at $24.31 — $177,949

•	2,671 Partnership phantom units with tandem DERs at $22.61 — $60,391

Nonqualified Deferred Compensation for 2010

The following table summarizes the Named Executive Officers’ compensation under our nonqualified deferred compensation plans for the year ended December 31, 2010.

		Aggregate		Aggregate
	Executive	Earnings (Losses)	Aggregate	Balance at
	Contributions in	in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)

Ernie L. Danner	298,069	41,176	—	475,283
J. Michael Anderson	—	22,286	—	158,236
D. Bradley Childers	—	21,099	—	146,957
Joseph G. Kishkill	—	—	—	—
Daniel K. Schlanger	—	4,537	—	52,280

Payments and Potential Payments upon Change of Control

We have decided, as a policy matter, not to offer employment agreements to our executive officers. Certain of our executive officers, including our Named Executive Officers, have entered into change of control agreements with us. We designed the change of control agreements to aid in the retention of our executives and promote continuity of management in the event of any actual or potential change of control. Each such agreement provides that if, during the 18-month period following a change of control (as that term is defined in the change of control agreements), the executive’s employment is terminated other than for cause, death or disability, or the executive terminates his employment for good reason (in each case, a “Qualifying Termination”), then the executive will receive the following:

•	an amount equal to the total of the executive’s earned but unpaid base salary through the date of termination, plus the executive’s target annual incentive bonus that would be payable to the executive for that year prorated to the date of termination, plus any earned but unpaid annual bonus for the prior year, plus any portion of the executive’s earned but unused vacation pay for that year;

•	an amount equal to two times (three times in the case of Mr. Danner) the sum of the executive’s current annual base salary and the target annual incentive bonus award that would be payable to the executive for that year;

•	an amount equal to two times (three times in the case of Mr. Danner) the total of the matching contributions that would have been credited to the executive under the Exterran 401(k) Plan and any other deferred compensation plan had the executive made the required amount of elective deferrals or contributions during the 12-month period immediately preceding the month of the executive’s date of termination, such amount being grossed up (other than with respect to Messrs. Danner and Kishkill) so that the amount the executive actually receives after payment of any federal or state taxes equals the amount described above; under the terms of their change of control agreements, neither Mr. Danner nor Mr. Kishkill is entitled to any such gross-up amount;

•	any amount previously deferred, or earned but not paid, by the executive under the incentive and nonqualified deferred compensation plans or programs as of the date of termination;

•	for a period of two years (three years in the case of Mr. Danner) following the executive’s date of termination, we will provide company medical and welfare benefits to the executive and/or the executive’s family equal to those benefits that would have been provided to such executive if the executive’s employment had not been terminated;

•	all stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards held by the executive that are not vested, will vest; and

•	in the event that any payment or distribution we make to or for the benefit of the executive would be subject to a federal excise tax, the executive (other than Messrs. Danner and Kishkill) is entitled to receive an additional gross-up payment; under the terms of their change of control agreements, neither Mr. Danner nor Mr. Kishkill is entitled to receive any additional gross-up payment.

Any cash payment will be made in a lump sum within 60 days after the date of termination (provided, however, that to the extent the executive is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination). All payments and benefits provided to a Named Executive Officer under the change of control agreements are to be made in exchange for a commitment from the executive to not (1) disclose our confidential information during the two-year period (a three-year period in the case of Mr. Danner) following the termination of the executive’s employment, (2) employ or seek to employ any of our key employees or solicit or encourage any such key employee to terminate his or her employment with us during the two-year period (a three-year period in the case of Mr. Danner) following the termination of the executive’s employment or (3) engage in a competitive business for a period of two years (three years in the case of Mr. Danner) following the executive’s termination.

Additionally, the Partnership Plan provides that, upon a change of control (as defined in the Partnership Plan), all awards of phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable, as the case may be. The Partnership Plan does not require that the recipient of awards under the Partnership Plan have his or her employment with us or Exterran GP LLC terminate following such change of control in order for automatic vesting to occur. This feature was incorporated into the Partnership Plan and the awards under the Partnership Plan because it was consistent with the long-term incentive plans of other publicly-traded partnerships, reflecting their relatively unique situations as controlled publicly-traded entities with few of their own officers or employees.

Pursuant to the terms of the applicable award notices in connection with grants made under the Stock Incentive Plan, all stock options, restricted stock and restricted stock units awarded prior to 2010 become fully vested upon a change of control that is not followed by a Qualifying Termination. Pursuant to the terms of the applicable award notices in connection with grants under the Stock Incentive Plan for all stock options, restricted stock and restricted stock units awarded to employees beginning in 2010, upon a change of control that is not followed by a Qualifying Termination, only the portion of the award that would have vested on the next vesting date will fully vest, and the remaining portion of the award will continue to be subject to the original vesting schedule.

Assuming the occurrence of a change of control and a Qualifying Termination under the Exterran change of control agreements and the Partnership Plan on December 31, 2010, and assuming a common stock value of $23.95 per share and a Partnership common unit value of $26.86 per unit (the December 31, 2010 closing prices, respectively), we estimate that the following Named Executive Officers would receive the following benefits (excluding any tax gross-ups as provided in the change of control agreements with Messrs. Anderson, Childers and Schlanger; neither Mr. Danner’s nor Mr. Kishkill’s change of control agreement provides for any such gross-ups):

				Restricted
		Base		Stock
		Salary and		and		Benefits
	2010	Target	Stock	Phantom	Performance	and
	Target Bonus	Bonus	Options	Units	Shares	Perquisites	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Ernie L. Danner	700,000	3,600,000	603,667	2,588,228	894,844	56,337	8,443,076
J. Michael Anderson	255,500	1,241,000	352,351	1,052,570	223,741	37,750	3,162,912
D. Bradley Childers	245,000	1,190,000	307,337	992,485	223,741	37,558	2,996,121
Joseph G. Kishkill	238,000	1,156,000	317,667	880,271	223,741	23,190	2,838,869
Daniel K. Schlanger	227,500	1,105,000	226,607	725,821	223,741	38,374	2,547,043

(1)	The amounts included in this column are calculated by adding each Named Executive Officer’s base salary on December 31, 2010 and 2010 target bonus and multiplying that sum by two (three in the case of Mr. Danner), as specified in each Named Executive Officer’s change of control agreement.

(2)	The amounts included in this column represent the value of options to purchase our common stock. All stock options become fully vested upon a change of control and Qualifying Termination. Assuming a change of control not followed by a Qualifying Termination, the amounts shown in this column would be $467,323, $324,463, $283,581, $287,025 and $204,916, respectively. The number of options currently unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2010 table above, and the value of such awards has been calculated using the market closing price of our common stock on December 31, 2010 ($23.95).

(3)	The amounts included in this column represent the value of restricted stock and Partnership phantom units (including the related DERs). Upon a change of control and Qualifying Termination, all restricted shares and phantom units will fully vest and the restrictions will lapse. Assuming a change of control not followed by a Qualifying Termination, the amounts shown in this column would be $1,274,372, $783,845, $693,573, $598,717 and $516,789, respectively. The number of restricted shares and phantom units that are unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2010 table above, and the value of such awards has been calculated using the market closing prices of our common stock ($23.95) and the Partnership’s common units ($26.86), respectively, on December 31, 2010, with the DERs accumulated through December 31, 2010 added to the phantom unit values.

(4)	The amounts included in this column represent the value of performance shares that have not vested as of December 31, 2010. All performance shares become fully vested upon a change of control and Qualifying Termination. The number of performance shares currently unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2010 table above, and the value of such awards has been calculated using the market closing price of our common stock on December 31, 2010 ($23.95).

(5)	The amounts included in this column represent each Named Executive Officer’s right to the payment of medical benefit premiums and the 401(k) Plan matching contributions for a two-year period (a three-year period in the case of Mr. Danner).

Compensation of Directors

Our Compensation Committee is charged with responsibility for recommending non-employee director compensation to the full Board for approval. Remuneration for non-employee members of the Board is composed of cash and equity.

Cash Compensation.  Each director (other than Mr. Danner) received a cash retainer in the annual amount of $50,000 (payable in four equal quarterly installments) during 2010 (the “Base Retainer”). In addition, the chairs of the Audit Committee and Compensation Committee each receive an annual retainer of $15,000 (payable in four equal quarterly installments) and the chair of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000 (payable in four equal quarterly installments). Each director (other than Mr. Danner) also receives $1,500 per meeting attended. Directors are reimbursed for expenses incurred for attendance at the meetings of the Board and its committees.

In addition to the Base Retainer, Mr. Hall receives an annual retainer of $100,000 (payable in four equal quarterly installments) for his services as Chairman of the Board. Effective February 28, 2010, Mr. Hall also receives a fee of $1,500 per meeting attended.

Mr. Danner receives no compensation for service in his capacity as director.

Equity-Based Compensation.  On February 28, 2010, the Compensation Committee approved a grant of restricted stock to each non-employee director, valued at approximately $150,000, based on the market closing price of our common stock on the last business day prior to the date of grant and rounded to the nearest full share. The closing price of our common stock on the New York Stock Exchange on February 26, 2010 was $22.75 (which is the grant date fair value of the awards calculated in accordance with ASC 718), resulting in a grant of 6,594 shares of restricted stock to each non-employee director. The shares of restricted stock vest at the rate of one-third per year beginning on March 4, 2011 and on the two successive anniversary dates (subject to accelerated vesting upon a change of control). By the later of (i) May 6, 2011 and (ii) three years following his or her election to the Board, each director is required to own an amount of our common stock that equals or exceeds five times the Base Retainer amount, as described above in the section entitled “Stock Ownership Requirements.” As of March 11, 2011, all directors met our stock ownership requirement.

In February 2011, based on data derived from the Company’s peer group, the Board determined to reduce the value of the equity award for non-employee directors for 2011 from $150,000 to $125,000.

Director Stock and Deferral Plan.  Pursuant to our Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash remuneration in the form of our common stock. In addition, the directors are provided the opportunity to defer their receipt of stock under the plan.

Total Non-Employee Director Compensation for 2010

Set forth below is a summary of the total compensation attributable to each non-employee director’s service on our board during 2010.

	Fees Earned	Stock
	or Paid in	Awards	Total
Name	Cash ($)	($)(1)	($)

Janet F. Clark	90,500	150,014	240,514
Uriel E. Dutton	84,000	150,014	234,014
Gordon T. Hall	175,500	150,014	325,514
J.W.G. Honeybourne	77,000	150,014	227,014
John E. Jackson(2)	34,000	150,014	184,014
Mark A. McCollum	83,000	150,014	233,014
William C. Pate	83,000	150,014	233,014
Stephen M. Pazuk	92,000	150,014	242,014
Christopher T. Seaver	81,500	150,014	231,514

(1)	The amounts included in this column represent the grant date fair value of restricted shares of our common stock, calculated in accordance with ASC 718.

(2)	Mr. Jackson resigned as a director on April 29, 2010 and, as a result, forfeited all unvested restricted shares of our common stock, including those granted in 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transaction Policy

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	whether there are any compelling business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an otherwise independent director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

Transactions with Directors

Our Audit Committee reviewed and approved the following transaction (with Ms. Clark abstaining):

•	We engage in commercial business transactions with Marathon Oil Company, pursuant to which we provide equipment and services at market prices and pursuant to our standard terms and conditions. Ms. Clark, a member of our Board, serves as Executive Vice President and Chief Financial Officer of Marathon. During the twelve months ended December 31, 2010, we recorded revenue from sales to Marathon of approximately $8 million (which represents less than 0.5% of the 2010 revenue recorded by us and by Marathon). The Audit Committee does not believe that Ms. Clark has a direct or indirect material interest in these transactions. Although these transactions do not meet the SEC’s disclosure requirements for related party transactions, the Audit Committee has determined to disclose these transactions in this Proxy Statement.

Transactions with the Partnership

Distributions and Payments to the Partnership

As of March 11, 2011, we owned (a) 4,743,750 subordinated units and 8,416,107 common units of the Partnership, which together constitute a 41% limited partner ownership interest in the Partnership; and (b) 653,318 general partner units, which constitute the entire 2% general partner interest in the Partnership. We are, therefore, a “related person” to the Partnership as such term is defined by the SEC.

The following summarizes the distributions and payments made or to be made to or by the Partnership to us, and the other unitholders, in connection with the ongoing operation of the Partnership.

Distributions of available cash to the Partnership’s general partner and its affiliates	The Partnership will generally make cash distributions 98% to its unitholders on a pro rata basis, including us, as the holder of 4,743,750 subordinated units and 8,416,107 common units, and 2% to the Partnership’s general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.
For the year ended December 31, 2010, we received aggregate distributions of approximately $2.4 million on general partner units, including distributions on incentive distribution rights, $19.1 million on common units and $11.0 million on subordinated units. On February 14, 2011, we received a quarterly distribution with respect to the period from October 1, 2010 to December 31, 2010, of approximately $0.8 million on general partner units, including distributions on incentive distribution rights, $6.5 million on common units and $2.2 million on subordinated units.
Payments to the Partnership’s general partner and its affiliates	Subject to certain caps, the Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership’s behalf. For further information regarding the reimbursement of these expenses, please read the section titled “— Omnibus Agreement” below.

Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership’s benefit, (2) direct costs incurred in operating and maintaining the Partnership’s business and (3) its allocated selling, general and administrative expenses, subject to a cap. We do not receive any management fee or other compensation for management of the Partnership. Subject to certain caps, we are reimbursed for certain expenses incurred on the Partnership’s behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership’s business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership’s partnership agreement. Except as provided in the Omnibus Agreement, there is no cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership’s behalf.

August 2010 Contract Operations Acquisition

In August 2010, the Partnership acquired from us contract operations customer service agreements with 43 customers and a fleet of approximately 580 compressor units used to provide compression services under those agreements, comprising approximately 255,000 horsepower, or 6% (by then available horsepower) of the combined U.S. contract operations business of the Partnership and us. In exchange, the Partnership issued to our wholly owned subsidiaries approximately 8.2 million common units and approximately 167,000 general partner units. Total consideration for this transaction was approximately $214 million, excluding transaction costs.

Omnibus Agreement

The Partnership entered into an Omnibus Agreement with us, the Partnership’s general partner and others, the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate upon a change of control of the Partnership’s general partner or the removal or withdrawal of the Partnership’s general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

Under the Omnibus Agreement, subject to the provisions described below, we agreed not to offer or provide compression services in the United States to the Partnership’s contract operations services customers that are not also our contract operations service customers. Compression services are defined to include the provision of natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to our domestic contract operations services customers that are not also contract operations service customers of the Partnership.

As a result of the merger between Hanover and Universal, at the time of execution of the Omnibus Agreement some of the Partnership customers were also our contract operations services customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of execution of the Omnibus Agreement, which we refer to as a “Partnership site” or an “Exterran site.” After the date of the agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in the replacement of the equipment existing at such site on the date of the agreement, the Partnership will be entitled to provide contract operations services if such overlapping customer is a Partnership overlapping customer (a “Partnership overlapping customer”) and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer (an “Exterran overlapping customer”). Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by us.

We also have agreed that new customers for contract compression services (neither the Partnership’s customers nor our customers for U.S. contract compression services) are for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership’s form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us at the time of entry into the Omnibus Agreement.

The non-competition arrangements described above do not apply to:

•	the Partnership’s provision of contract compression services to a particular Exterran customer or customers, with our approval;

•	Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

•	The Partnership’s purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to our contract compression services customers;

•	Our purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to the Partnership’s contract compression services customers;

•	Our ownership of the Partnership;

•	The Partnership’s acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

•	Our acquisition, ownership and operation of any business that provides contract compression services to our contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership’s customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

•	A situation in which one of the Partnership’s customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business, as applicable.

Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership’s general partner or the removal or withdrawal of its general partner, or from a change of control of Exterran, the non-competition provisions of the Omnibus Agreement will terminate on November 10, 2012 or on the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of Exterran occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership’s customers at the sites at which the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, we have agreed to indemnify the Partnership, for a three-year period following the applicable acquisition date, against certain potential environmental claims, losses and expenses associated with the ownership and operation of the assets the Partnership acquires from us that occur before that acquisition date. Our maximum liability for this and our other indemnification obligations will not exceed $5 million and we will not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after such acquisition date. The Partnership has agreed to indemnify us against environmental liabilities occurring on or after the applicable acquisition date related to the Partnership’s assets to the extent we are not required to indemnify the Partnership.

Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. For the year ended December 31, 2010, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

Pursuant to the Omnibus Agreement, the Partnership is permitted to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. For the year ended December 31, 2010, the Partnership purchased $9.8 million of new compression equipment from us.

Transfer of Compression Equipment with the Partnership

Pursuant to the Omnibus Agreement, in the event that we determine in good faith that there exists a need on the part of our contract operations services business or on the Partnership’s part to transfer compression equipment between us and the Partnership so as to fulfill the compression services obligations of either of us or the Partnership, such equipment may be so transferred if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it. Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions will terminate on November 10, 2012.

During the year ended December 31, 2010, pursuant to the terms of the Omnibus Agreement, the Partnership transferred ownership of 125 compressor units, totaling approximately 55,200 horsepower with a net book value of approximately $25.3 million, to us. In exchange, we transferred ownership to the Partnership of 200 compressor units, totaling approximately 53,000 horsepower with a net book value of approximately $30.2 million. During the year ended December 31, 2010, the Partnership recorded a capital contribution of approximately $4.9 million related to the differences in net book value on the compression equipment that was exchanged with us. No customer contracts were included in the transfers. Under the terms of the Omnibus Agreement, such transfers must be of equal appraised value, as defined in the Omnibus Agreement, with any difference being settled in cash. As a result, the Partnership paid a nominal amount to us for the difference in fair value of the equipment in connection with the transfer. The units the Partnership transferred to us were being utilized to provide services to our customers on the date of the transfer, and prior to the transfer had been leased by us from the Partnership.

For the year ended December 31, 2010, we had revenues of $14.5 million from the Partnership related to the lease of our compression equipment and cost of sales of $0.9 million with the Partnership related to the lease of its compression equipment.

Reimbursement of Operating and Selling, General and Administrative Expenses

We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. The compensation committee of the board of directors of Exterran GP LLC has determined that the allocation methodology used by us to allocate indirect costs to the Partnership is reasonable. Included in the Partnership’s selling, general and administrative expense for the year ended December 31, 2010 was $27.2 million of indirect costs we incurred.

We have agreed that, for a period that will terminate on December 31, 2011, the Partnership’s obligation to reimburse us for (1) any cost of sales that we incur in the operation of the Partnership’s business will be capped at an amount equal to $21.75 per operating horsepower (after taking into account any such costs the Partnership incurs and pays directly) on a quarterly basis; and (2) any selling, general and administrative costs allocated to the Partnership will be capped at $7.6 million per quarter (after taking into account any such costs the Partnership incurs and pays directly). These caps may be subject to increases in connection with expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses.

For the year ended December 31, 2010, the Partnership’s cost of sales exceeded the cap by $21.4 million and the Partnership’s selling, general and administrative expenses exceeded the cap by $3.3 million. We have accounted for the excess amount over the cap as a capital contribution to the Partnership.

PROPOSAL 5

APPROVAL OF AMENDMENT NO. 4 TO THE
EXTERRAN HOLDINGS, INC. AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

The Compensation Committee and our Board consider the number of shares remaining under the Exterran Holdings, Inc. Amended and Restated 2007 Incentive Plan (“Stock Incentive Plan”) to be inadequate to achieve the ongoing stated purpose of the Stock Incentive Plan and is recommending stockholder approval of Amendment No. 4 to increase the number of shares available for issuance under the Stock Incentive Plan by 2,750,000 shares. If approved, the increase would result in an aggregate of 12,500,000 shares issuable under the Stock Incentive Plan. No other changes to the Stock Incentive Plan are proposed. A copy of Amendment No. 4 to the Stock Incentive Plan is attached to this Proxy Statement as Annex A, and the discussion in this proposal is qualified in its entirety by the full text of Amendment No. 4.

Under the terms of the Stock Incentive Plan, we are required to obtain stockholder approval of an increase in the number of shares available for issuance. Currently, the Stock Incentive Plan provides for the issuance of 9,750,000 shares of our common stock, and no awards in excess of this amount will be made unless the stockholders approve this proposal. Awards under the Stock Incentive Plan are discretionary; therefore, no future awards are determinable at this time. Because certain of our directors and executive officers may be eligible to receive awards under the Stock Incentive Plan, such directors and executive officers may be considered to have an interest in this proposal.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF AMENDMENT NO. 4 TO THE EXTERRAN HOLDINGS, INC. AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN.

Vote Required

Approval requires the affirmative vote of a majority of the votes cast and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares outstanding and entitled to vote on the proposal, in which event the amendment would not be approved.

Rationale for Amendment

The Stock Incentive Plan initially received stockholder approval on August 20, 2007, and was amended and restated in October 2007. The Stock Incentive Plan provides a means to attract and retain highly qualified directors and employees with incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that is intended to enhance stockholder value. Accordingly, the Stock Incentive Plan provides for discretionary grants of incentive and non-qualified options, restricted stock, restricted stock units, stock appreciation rights and performance awards; each type of grant is referred to as an “award.”

After making our annual equity grants to employees and non-employee directors in March 2011, there are approximately 1.8 million shares remaining available for future grant under the Stock Incentive Plan. Pursuant to the terms of the Stock Incentive Plan, for every share of restricted stock, restricted stock unit and performance share (each, a “Full Value Award”) granted, two shares are deducted from the Stock Incentive Plan; for every share issued pursuant to options or stock appreciation rights, one share is deducted from the Stock Incentive Plan.

We and the Compensation Committee believe an increase in the number of shares available for issuance under the Stock Incentive Plan would provide us with a sufficient amount of shares to support future equity awards under the Stock Incentive Plan to attract, retain and motivate key employees essential to our long-term growth. Equity awards are a significant component of the compensation we pay to certain of our employees and allow us to preserve available cash for other corporate uses. Our Compensation Committee strongly believes that we must be able to grant meaningful equity awards broadly among certain of our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our stockholders. Our Compensation Committee also believes that equity awards granted pursuant to the Stock Incentive Plan to non-employee directors similarly helps to attract and retain quality directors and align those directors’ financial interests with the Company.

Stockholder approval of Amendment No. 4 is required for listing with the NYSE the additional shares of our common stock requested under the Stock Incentive Plan. In addition, stockholder approval is required so that certain awards under the Stock Incentive Plan will qualify as performance-based compensation under Section 162(m) of the Code. If our stockholders approve Amendment No. 4, we intend to register the additional shares issuable pursuant to the Stock Incentive Plan under the Securities Act of 1933 as soon as practicable.

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DESCRIPTION OF THE EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Below is a summary of the Stock Incentive Plan, along with Amendment No. 4, which you will be asked to approve at the 2011 Stockholders’ Meeting. A copy of the Stock Incentive Plan, as previously amended by Amendments No. 1, 2 and 3, is attached to this Proxy Statement as Annex B, and this summary is qualified in its entirety by reference to the full text of the plan and plan amendments.

Number of Shares Subject to the Stock Incentive Plan and Award Limits

The maximum number of shares of common stock that is currently available for issuance under the Stock Incentive Plan is 9,750,000 shares; Amendment No. 4 would increase the number of shares available for issuance under the Stock Incentive Plan to 12,500,000 shares. Each share of common stock issued pursuant to an option or stock appreciation right will be counted against the aggregate share limitation of the plan as one share, and each share of common stock issued pursuant to a Full Value Award will be counted against the aggregate share limitation of the plan as two shares. If awards under the Stock Incentive Plan expire or are cancelled, forfeited, settled in cash or otherwise terminated without issuing the underlying shares of common stock, such shares will again become available for future awards under the Stock Incentive Plan. Further, if issued but unvested shares of restricted stock are forfeited, such shares will again become available for future awards under the Stock Incentive Plan. Shares of common stock withheld to satisfy tax withholding obligations or to pay the exercise price of an option will be counted against the above-referenced limit and will not become available for future grants under the Stock Incentive Plan. The maximum number of shares of common stock that may be subject to awards granted to any one individual during any twelve-month period may not exceed 500,000 shares. The maximum amount of cash compensation that may be paid under awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted to any one individual during any twelve-month period may not exceed $5,000,000.

Administration

The Stock Incentive Plan is administered by our Compensation Committee, which has full authority, subject to the terms of the Stock Incentive Plan, to make all determinations necessary or advisable for administering the Stock Incentive Plan. The Compensation Committee has delegated to a committee of the Board, currently comprised of our Chief Executive Officer, the authority to grant awards, within the limits described above under the section entitled “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation” of this Proxy Statement, to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934. The Compensation Committee may delegate to the Nominating and Corporate Governance Committee of the Board the authority to make non-discretionary (routine) awards to directors, including to determine which director shall receive an award, the time or times when such an award shall be made, the terms and conditions of such an award, the type of award that shall be made to a director, the number of shares subject to such an award, and the value of such an award; provided, however, that the Compensation Committee may not delegate its authority to grant discretionary (non-routine) awards to directors.

With respect to any director or employee who is resident outside of the United States, our Compensation Committee may amend or vary the terms of the Stock Incentive Plan to conform such terms to the requirements of local law and to meet the goals and objectives of the Stock Incentive Plan. In addition, our Compensation Committee may establish administrative rules and procedures to facilitate the operation of the Stock Incentive Plan in such non-U.S. jurisdictions. Our Compensation Committee may establish one or more sub-plans of the Stock Incentive Plan for these purposes.

Eligibility

Subject to any delegation of power as described in the section titled “— Administration” above, our Compensation Committee in its sole discretion may from time to time grant awards to any individual who, at the time of grant, is an employee or director.

Term of Stock Incentive Plan

The Stock Incentive Plan became effective on August 20, 2007, the date of stockholder approval. No awards may be granted under the Stock Incentive Plan after seven years from the effective date of the Stock Incentive Plan. The Stock Incentive Plan will remain in effect until all awards granted thereunder have been vested or forfeited and exercised or expired.

Options

Stock options entitle the participant to purchase shares of common stock at a price no less than the fair market value of our common stock on the date of grant. Options may be either incentive stock options or non-qualified stock options, provided that only employees may be granted incentive stock options and such options will be subject to the applicable restrictions on such type of option. The award notice may specify that the option price is payable (a) in cash; (b) by a check acceptable to Exterran; (c) by the delivery of a number of already-owned shares of the common stock having a fair market value equal to such option price, provided such shares have been owned for more than six months by the participant; (d) by execution of a “cashless broker exercise”; or (e) any combination of the foregoing. No stock option may be exercised more than seven years from the date of grant or such shorter period, if any, as may be determined by our Compensation Committee. Each grant may specify a required period of continuous employment or service with us before the stock option or any portion thereof will become exercisable.

Restricted Stock

Restricted stock awarded under the Stock Incentive Plan results in the immediate transfer of stock, subject to certain restrictions determined by our Compensation Committee, to the participant. The participant is immediately entitled to voting, dividend and other ownership rights in such shares, except that: (a) Exterran will retain custody of the restricted stock until the restrictions have expired; (b) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock until the restrictions have expired; and (c) a breach of the terms and conditions established by our Compensation Committee pursuant to the award notice will cause a forfeiture of the restricted stock. For restrictions to lapse, one or more of the following conditions must be met, as determined by our Compensation Committee: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of our Compensation Committee.

Restricted Stock Units

Restricted stock units will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the restricted stock units under certain circumstances, and any other restrictions determined by our Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock units may have different restrictions as established in the sole discretion of our Compensation Committee. The participant will not be entitled to vote the shares of common stock underlying the restricted stock units or enjoy any other stockholder rights unless and until the restrictions have lapsed and the shares have been registered in the participant’s name. Upon the lapse of the restrictions described in the award notice, the participant will then receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock, cash, other equity compensation, or a combination thereof, as determined by our Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the stock appreciation rights under certain circumstances, and any other restrictions determined by our Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each award of stock appreciation rights may have different restrictions as established in the sole discretion of our Compensation Committee.

The exercise price of the stock appreciation rights will not be less than the fair market value of the shares of common stock underlying the stock appreciation rights on the date of grant. Upon exercise of the stock appreciation rights, the participant will then be entitled to receive payment in an amount equal to: (a) the difference between the fair market value of the underlying shares of common stock subject to the stock appreciation rights on the date of exercise and the exercise price; times (b) the number of shares of common stock with respect to which the stock appreciation rights are exercised; less (c) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock or cash, or a combination thereof, as determined by our Compensation Committee.

Performance Awards

Our Compensation Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance applicable to the performance award will be measured. A performance award will be contingent upon future performance of Exterran or any affiliate, or a division or department of Exterran or any affiliate thereof during the performance period. With respect to any performance award intended to qualify as performance-based compensation under Section 162(m) of the Code, our Compensation Committee will establish the performance measures applicable to such performance either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The vesting of the performance award will be based upon the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time and (a) the attainment of one or more performance measures; (b) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (c) a combination of any of the foregoing. Following the end of the performance period, the holder of a performance award will be entitled to receive payment of an amount not exceeding the maximum value of the performance award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by our Compensation Committee. Payment of a performance award may be made in cash, common stock, stock options or other equity compensation, or a combination thereof, as determined by our Compensation Committee. If a performance award covering shares of common stock is to be paid in cash, such payment will be based on the fair market value of a share of common stock on the payment date.

Acceleration of Vesting

If a participant’s termination of service is due to his or her death or Disability, as defined in the Stock Incentive Plan, all then outstanding awards will immediately vest in full and all restrictions applicable to such awards will terminate as of such date with all performance criteria, if any, applicable to such awards deemed met at 100% of target. Upon a participant’s retirement, all stock options then outstanding will immediately vest in full. Our Compensation Committee may, in its discretion and as of a date it determines, fully vest any portion or all of a participant’s awards under the Stock Incentive Plan (other than awards designed to meet the exception for performance-based compensation under Section 162(m) of the Code).

Vesting Restrictions

Notwithstanding any provision of the Stock Incentive Plan to the contrary (other than accelerated vesting in the event of a Participant’s Termination of Service due to death, Disability or Retirement or due to a Corporate Change, each as defined in the Stock Incentive Plan), the following additional vesting restrictions shall be applied to Full Value Awards:

•	where the vesting or the right to payment of a Full Value Award is based solely on a Participant’s continued employment with the Company, such Full Value Award shall have a minimum vesting period of three years from the date of grant with no more than one-third of such Full Value Award vesting in any twelve month period; and

•	where the vesting or the right to payment of a Full Value Award is based upon the attainment of one or more Performance Measures, such Full Value Award shall have a minimum vesting period of one year from the date of grant.

The Compensation Committee may, in its discretion, grant a waiver of these restrictions; provided, however, that such waiver does not result in a violation of Section 409A of the Code and that the number of shares of common stock underlying Full Value Awards for which waivers have been granted do not exceed in the aggregate 10% of the common stock authorized to be issued under the Stock Incentive Plan.

Adjustments and Corporate Change

If there is any change in the common stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock other than a regular cash dividend, our Compensation Committee has the authority to adjust or substitute the number of or class of shares which may be issued under the Stock Incentive Plan and further adjust or substitute the number, class, price or terms of the shares underlying any outstanding awards as it deems appropriate.

In the event of a corporate change, including (but not limited to) a merger, consolidation, or reorganization of Exterran or the sale, lease or other disposition of all or substantially all of the assets of Exterran and its subsidiaries, taken as a whole (other than to an entity wholly owned, either directly or indirectly, by Exterran), any outstanding performance awards under the Stock Incentive Plan will become fully vested and immediately exercisable or payable at such percentage of their respective target levels determined by our Compensation Committee.

Amendments

Our Board in its discretion may terminate the Stock Incentive Plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards, or amend any outstanding award notice to lower the exercise price or replace any outstanding award with an award having a lower exercise price.

Federal Income Tax Aspects of the Stock Incentive Plan

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Stock Incentive Plan based on U.S. federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances.

Non-Qualified Options

Non-qualified options granted under the Stock Incentive Plan will not be taxable to a participant at grant, but generally will result in taxation at exercise. At such time, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the exercise date. We will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option so long as he or she has been an employee of us or our U.S. affiliates from the date the incentive stock option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of common stock received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an incentive stock option and satisfies these holding period requirements, we may not deduct any amount in connection with the incentive stock option.

If a participant exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one-year and two-year holding periods described in the previous paragraph, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-term or short-term capital gain (as applicable). If, however, the amount realized on the disposition on the date of the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the participant will recognize ordinary income equal to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, we will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

Restricted Stock

In general, a participant who receives a restricted stock award will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the first taxable year that the participant’s interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to a substantial risk of forfeiture. The amount of taxable ordinary income is equal to the fair market value of the shares less the amount (if any) paid for the shares. In certain circumstances, a participant may elect to recognize taxable income at the time of grant in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) at the time of grant. We will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Restricted Stock Units

In general, a participant who receives an award of restricted stock units will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the year in which the participant receives shares or payment under in the restricted stock units. The taxable amount will equal the fair market value of the shares issued to the participant (or the amount of cash paid to the participant where the restricted stock units are settled in cash). We will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Stock Appreciation Rights

There are no tax consequences to a participant upon the grant or vesting of SARs. Upon exercise, the participant will recognize as compensation income the fair market value of the shares of common stock or the cash received, as the case may be. We will be entitled to deduct the same amount as a business expense in the year of exercise.

Performance Awards

A performance award will not be taxable at the time of grant, but will be taxable on the fair market value of the shares of common stock, or cash, as the case may be, at the time the award becomes vested and is paid to the participant. Generally, we will be entitled to deduct as a business expense the amount the participant includes as income in the year of payment.

Section 162(m) of the Code

Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers, excluding its chief financial officer. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation generated in connection with the exercise of options and stock appreciation rights granted under the Stock Incentive Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation generated in connection with other types of awards granted under the Stock Incentive Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance goals established for such grants.

Deferred Compensation

Any deferred compensation arrangement, must satisfy the form and operation requirements of Section 409A of the Code to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments and the timing of distributions. We intend to structure any awards under the Stock Incentive Plan in a manner that is designed to be exempt from or comply with Section 409A.

Miscellaneous

Awards will not be transferable except (i) by will or the laws of descent and distribution, (ii) a qualified domestic relations order, or (iii) if vested, with the consent of our Compensation Committee, provided that any such transfer is permitted under the applicable securities laws. Based upon current law and published interpretations, we do not believe that the Stock Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Stock Incentive Plan is not qualified under Section 401(a) of the Code.

PROPOSAL 6

APPROVAL OF AMENDMENT NO. 2 TO THE
EXTERRAN HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

As of December 31, 2010, approximately 266,000 shares remained available for future purchases under the Exterran Holdings, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”). Subsequent to the December 31, 2010 purchase period, approximately 241,000 shares remained available for future purchases under the Stock Purchase Plan. The Compensation Committee and our Board consider the number of shares remaining under the Stock Purchase Plan to be inadequate to achieve its ongoing stated purpose and are recommending stockholder approval of Amendment No. 2 to increase the number of shares available for purchase under the Stock Purchase Plan by 350,000 shares. If approved, the increase would result in an aggregate of 1,000,000 shares issuable under the Stock Purchase Plan. No other changes to the Stock Purchase Plan are proposed. A copy of Amendment No. 2 to the Stock Purchase Plan is attached to this Proxy Statement as Annex C, and the discussion in this proposal is qualified in its entirety by the full text of Amendment No. 2.

Under the terms of the Stock Purchase Plan, we are required to obtain stockholder approval of an increase in the number of shares available for purchase and issuance. Currently, the Stock Purchase Plan provides for the purchase of 650,000 shares of our common stock, and no purchases in excess of this amount will be allowed unless the stockholders approve this proposal. Because our executive officers are eligible to participate in the Stock Purchase Plan, they may be considered to have an interest in this proposal.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF AMENDMENT NO. 2 TO THE STOCK PURCHASE PLAN.

Vote Required

Approval requires the affirmative vote of a majority of the votes cast, and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares outstanding and entitled to vote on the proposal, in which event the amendment would not be approved.

Rationale for Amendment

The Stock Purchase Plan received stockholder approval on August 20, 2007. The Stock Purchase Plan provides our employees and the employees of certain of our affiliates the means to purchase our common stock through payroll deductions, thereby encouraging employees to share in our economic growth and success and aligning their interests with those of our other stockholders. The Stock Purchase Plan provides eligible employees an opportunity to acquire a proprietary interest in our long-term performance and success through the purchase of shares of our common stock at a possible discount from its fair market value without having to pay brokerage commissions with respect to the purchases.

We and the Compensation Committee believe an increase in the number of shares available for purchase under the Stock Purchase Plan would provide us with a sufficient amount of shares to continue to make the Stock Purchase Plan available to our employees in future years. We and the Compensation Committee believe the Stock Purchase Plan is an important element in attracting, retaining and motivating key employees essential to our long-term growth and success, and that our ability to continue to make the Stock Purchase Plan available to our employees is in the best interests of our stockholders.

Stockholder approval of Amendment No. 2 is required for listing with the NYSE the additional shares of our common stock requested under the Stock Purchase Plan. If our stockholders approve Amendment No. 2, we intend to register the additional shares issuable pursuant to the Stock Purchase Plan under the Securities Act of 1933 as soon as practicable.

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DESCRIPTION OF THE
EXTERRAN HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

Below is a summary of the Stock Purchase Plan, along with Amendment No. 2, which you will be asked to approve at the 2011 Stockholders’ Meeting. A copy of the Stock Purchase Plan, as previously amended by Amendment No. 1, is attached to this Proxy Statement as Annex D, and this summary is qualified in its entirety by reference to the full text of the plan and the plan amendment.

The maximum number of shares of common stock that is currently available for purchase under the Stock Purchase Plan is 650,000 shares. Amendment No. 2 would increase the number of shares available for issuance under the Stock Purchase Plan to 1,000,000 shares. The shares are subject to adjustment in the number and price of shares available for purchase in the event the outstanding shares of common stock are increased or decreased through stock dividends, recapitalization, stock splits, reorganizations or similar changes.

Administration

The Stock Purchase Plan provides our employees and the employees of certain of our affiliates an opportunity to purchase our common stock through payroll deductions, thereby encouraging employees to share in our economic growth and success and assisting us in retaining employees. The Stock Purchase Plan is administered by our Compensation Committee or another committee appointed by our Board. The Stock Purchase Plan provides eligible employees an opportunity to acquire a proprietary interest in our long-term performance and success through the purchase of shares of common stock at a possible discount from its fair market value without having to pay any brokerage commissions with respect to the purchases.

Eligibility

In general, an employee is eligible to participate in the Stock Purchase Plan if, as of any regular enrollment date (generally the first business day of each calendar quarter), he is scheduled to work at least 20 hours per week on a regular basis or at least five months in a calendar year. Shares are purchased for each participant in the Stock Purchase Plan as of the last day of each offering period (generally the last business day of each calendar quarter) with the money deducted from his paychecks during the offering period. The purchase price per share is determined prior to each offering period in the sole discretion of our Compensation Committee (or other committee of our Board) administering the Stock Purchase Plan and will be between 85% and 100% of the fair market value per share of common stock on (1) the first day of the offering period, (2) the last day of the offering period or (3) the first or last day of the offering period, whichever is lower.

Purchases

A participant may elect to have payroll deductions made under the Stock Purchase Plan for the purchase of common stock in an amount not to exceed the lesser of 10% of the participant’s compensation or $25,000 (the limit imposed by Section 423(b)(8) of the Code). Compensation for purposes of the Stock Purchase Plan means the gross amount of the participant’s eligible pay on the basis of the participant’s regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, including commissions, but excluding overtime, shift premiums, bonuses and other incentives and special payments. Contributions to the Stock Purchase Plan are on an after-tax basis. A participant may terminate his or her payroll deductions at any time.

A stock purchase bookkeeping account is established for each participant in the Stock Purchase Plan. Amounts deducted from participants’ paychecks are credited to their bookkeeping accounts. No interest accrues with respect to any amounts credited to the bookkeeping accounts. As of the last day of each offering period, the amount credited to a participant’s stock purchase account is used to purchase the largest number of whole shares of common stock possible at the price as determined above. The common stock is purchased directly from us and no brokerage or other fees are charged to participants. Any balance remaining in the participant’s account remains in the participant’s account until the next succeeding offering period, at which time those funds are (1) combined with the participant’s payroll deductions for that offering period and used to purchase whole shares or (2) returned to the participant as soon as practicable if the participant is not eligible to participate or has stopped his payroll deductions prior to the beginning of the next succeeding offering period.

A participant may withdraw from participation in the Stock Purchase Plan at any time during an offering period by written notice to Exterran and may withdraw all cash amounts in his bookkeeping account.

Transferability

Rights to purchase shares of common stock under the Stock Purchase Plan are exercisable only by the participant and are not transferable.

Amendments

With respect to employees who work outside of the United States, the committee administering the Stock Purchase Plan may in its sole discretion amend the terms of the Stock Purchase Plan to conform such terms with the requirements of applicable local law or to meet the objectives of the plan and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

Our Board may amend, suspend, or terminate the Stock Purchase Plan at any time, except that certain amendments may be made only with the approval of the stockholders. Subject to earlier termination by our Board, the Stock Purchase Plan will terminate on the date that all shares authorized for sale have been purchased.

Federal Income Tax Aspects of the Stock Purchase Plan

The following is a summary of certain of the federal income tax consequences applicable to participants who are U.S. tax residents in the Stock Purchase Plan and to us, based upon current provisions of the Code and the regulations and rulings thereunder, and does not address the consequences under state, local or foreign or any other applicable tax laws.

Participants in the Stock Purchase Plan will not recognize income at the time a purchase right is granted to them at the beginning of an offering period or when they purchase common stock at the end of the offering period. However, participants will be taxed on amounts withheld from their salary under the Stock Purchase Plan as if actually received, and we will generally be entitled to a corresponding income tax deduction.

If a participant disposes of common stock within one year from the end of the applicable offering period or two years from the beginning of the offering period, the participant will recognize ordinary income at the time of disposition which will equal the excess of the fair market value of the common stock on the date the participant purchased the common stock (i.e., the end of the applicable offering period) over the amount paid for the common stock. We will generally be entitled to a corresponding income tax deduction. The excess, if any, of the amount recognized on disposition of such common stock over its fair market value on the date of purchase (i.e., the end of the applicable offering period) will be short-term capital gain, unless the participant’s holding period for the common stock (which will begin at the time of the participant’s purchase at the end of the offering period) is more than one year. If the participant disposes of the common stock for less than the purchase price for the shares, the difference between the amount recognized and such purchase price will be a long-term or short-term capital loss, depending upon the participant’s holding period for the common stock.

If a participant disposes of the common stock purchased pursuant to the Stock Purchase Plan after one year from the end of the applicable offering period and two years from the beginning of the applicable offering period, and if the purchase price for the stock was less than 100% (but not less than 85%) of the fair market value of such stock, the participant must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition an amount equal to the lesser of (a) the excess, if any, of the fair market value of the common stock at time of grant (that is, on the first day the beginning of the applicable offering period) over the purchase price of the stock (computed as if the stock had been purchased on the first day of the offering period) or (b) the excess, if any, of the fair market value of the common stock at the time of disposition over its purchase price. If the amount recognized upon such a disposition by way of sale or exchange of the common stock exceeds the purchase price plus the amount, if any, included in income as ordinary compensation income, such excess will be long-term capital gain. If the one and two year holding periods described above are met, we will not be entitled to any income tax deduction.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010, with respect to our compensation plans under which our common stock is authorized for issuance, aggregated as follows:

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders(1)	1,899,878	28.79	4,076,100
Equity compensation plans not approved by security holders(2)	—	—	76,165

Total	1,899,878	28.79	4,152,265

(1)	Comprised of the Stock Incentive Plan and the Stock Purchase Plan. In addition to the outstanding options, as of December 31, 2010 there were 358,020 restricted stock units, payable in common stock upon vesting, outstanding under the Stock Incentive Plan.

(2)	Comprised of the Exterran Holdings, Inc. Directors’ Stock and Deferral Plan.

The table above does not include information with respect to equity plans we assumed from Hanover or Universal (the “Legacy Plans”). No additional grants may be made under the Legacy Plans.

The following equity grants are outstanding under Legacy Plans that were approved by security holders:

	Number of Shares
	Reserved for Issuance
	Upon the Exercise of	Weighted-
	Outstanding Stock	Average	Shares Available
	Options	Exercise Price	for Future Grants
Plan or Agreement Name	(#)	($)	(#)

Hanover Compressor Company 2001 Equity Incentive Plan	38,413	42.74	—
Hanover Compressor Company 2003 Stock Incentive Plan	73,750	36.13	—
Universal Compression Holdings, Inc. Incentive Stock Option Plan	1,103,065	34.49	—

The Legacy Plan for which security holder approval was not solicited or obtained and for which grants of stock options remain outstanding consists of the Hanover Compression Company 1998 Stock Option Plan as set forth in the table below. This plan has the following material features: (1) awards were limited to stock options and were made to officers, directors, employees, and consultants; (2) unless otherwise set forth in an applicable stock option agreement the stock options vest over a period of up to four years; (3) the term of the stock options granted under the Legacy Plan may not exceed 10 years; and (4) no additional grants may be made under this Legacy Plan.

Number of Shares
Reserved for Issuance
	Upon the Exercise of	Weighted-
	Outstanding Stock	Average	Shares Available
	Options	Exercise Price	for Future Grants
Plan or Agreement Name	(#)	($)	(#)

Hanover Compressor Company 1998 Stock Option Plan	8,875	44.76	—

GENERAL INFORMATION

2012 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2012 annual meeting of stockholders must be received by our Secretary no later than November 30, 2011.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2012 annual meeting of stockholders on or after November 30, 2011 and no later than December 30, 2011 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

•	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

•	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

•	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

•	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Annual Reports

Our 2010 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010. Please direct any such requests to the attention of the Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at http://www.sec.gov.

Annex A

AMENDMENT NO. 4
TO
EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED
2007 STOCK INCENTIVE PLAN

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

1. The first sentence in paragraph (a) in Article V of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 12,500,000 (all of which shares are available for issuance as Incentive Stock Options).”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

A-1

Annex B

EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the EXTERRAN HOLDINGS, INC. 2007 STOCK INCENTIVE PLAN is to provide a means through which Exterran Holdings, Inc., a Delaware corporation, and its Affiliates may attract highly-qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as determined by the Committee in its sole discretion.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Performance Awards granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company or an Affiliate; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, in its sole discretion, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g) “Committee” means the Committee defined in Paragraph IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(i) “Company” means Exterran Holdings, Inc., a Delaware corporation, or any successors thereto.

(j) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction. Notwithstanding the foregoing, neither the sale, lease or other disposition of assets by the Company or its subsidiaries to Universal Compression Partners, L.P. or its subsidiaries or their successor nor the sale, lease or other disposition of any interest in Universal Compression Partners, L.P., its general partner or its subsidiaries or their successors shall, in and of itself, constitute a Corporate Change for purposes of this Plan.

(k) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the date the Plan is adopted by the Board, or is subsequently elected to the Board, and is not an Employee.

(l) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is an incentive stock option within the meaning of Section 422 of the Code.

(p) “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.

(r) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(s) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(t) “Performance Award” means an opportunity for a Participant to earn additional compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(u) “Performance Measure” means any performance objective established by the Committee in its sole discretion, including, but not limited to, one or more of the following:

(1) the price of a share of Common Stock;

(2) the Company’s earnings per share;

(3) the Company’s market share;

(4) the market share of a business unit of the Company designated by the Committee;

(5) the Company’s sales;

(6) the sales of a business unit of the Company designated by the Committee;

(7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee;

(8) the cash flow return on investment, cash value added, and/or working cash flow of the Company or any business unit of the Company designated by the Committee;

(9) the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee;

(10) the economic value added;

(11) the return on stockholders’ equity achieved by the Company;

(12) the return on capital employed of the Company or any business unit of the Company designated by the Committee; or

(13) the total stockholders’ return achieved by the Company.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.

(v) “Plan” means the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended from time to time.

(w) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Paragraph VIII of the Plan.

(x) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(y) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age 65 or (ii) age 55 and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(z) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(aa) “Termination of Service” means a Participant’s termination of employment, if an Employee, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan, as amended and restated, shall become effective upon the date of its adoption by the Board. No further Awards may be granted under the Plan after 7 years from the effective date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

The amendments made to the Exterran Holdings, Inc. 2007 Stock Incentive Plan pursuant to this amendment and restatement shall apply to all Awards granted under the Plan, including Awards made prior to the effective date of this amendment and restatement.

IV. ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, further, that any Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and regulations pursuant thereto.

(b) Powers.  Subject to Paragraph IV(d), and the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award, the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective notices provided hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers.  Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to the Chief Executive Officer or one or more other senior officers of the Company the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act. Further, the Committee may delegate to the Governance Committee of the Board the authority to make non-discretionary (routine) Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award; provided, however, that the Committee may not delegate its authority to grant discretionary (non-routine) awards to Directors. The Committee may delegate to the Chief Executive Officer or one or more other senior officers of the Company its administrative functions under this Plan with respect to the Awards. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law. The Committee may engage or authorize the engagement of a third party administrator or administrators to carry out administrative functions under the Plan.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States.  With respect to any Participant or eligible Employee who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan.  Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,750,000. The issuance of Common Stock under the Plan shall be counted against the overall number of shares available for delivery under a fungible reserve approach. Any Shares of Common Stock issued or reserved for issuance pursuant to Options or Stock Appreciation Rights shall be counted against the aggregate share limitation of the Plan as one share for every share subject thereto. Each Share of Common Stock issued pursuant to Restricted Stock or Restricted Stock Units shall be counted against the aggregate share limitation of the Plan as two shares for every share subject thereto. However, (a) if any Options or other stock-settled Awards are cancelled, expired, forfeited, settled in cash, or otherwise terminated without issuing the underlying shares of Common Stock to the Participant, such shares shall remain available for future grant under the Plan, and (b) if issued but unvested shares of Restricted Stock are forfeited, such shares shall become available for future grant under the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option shall be counted against the aggregate limitation of the Plan as provided herein and shall not become available for future grant under the Plan.

(b) Share and Value Limitation on Individual Awards.  The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during any twelve month period shall not exceed 500,000 shares of Common Stock (subject to adjustment in the manner as provided in Paragraph XII). In addition, the maximum amount of cash compensation that may be paid under Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code granted to any one individual during any twelve month period may not exceed $5,000,000. The limitations set forth in this paragraph are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

(c) Stock Offered.  Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

(d) Vesting Restrictions.  Notwithstanding any provision of this Plan to the contrary (other than accelerated vesting in the event of a Participant’s Termination of Service due to death, Disability or Retirement or due to a Corporate Change), the following additional vesting restrictions shall be applied to Awards granted under VIII or IX (collectively, “Full Value Awards”):

(i) Where the vesting or the right to payment of a Full Value Award is based solely on the Participant’s continued employment with the Company, such Full Value Award shall have a minimum vesting period of three years from the date of grant with no more than one-third of such Full Value Award vesting in any twelve month period, and

(ii) Where the vesting or the right to payment of a Full Value Award is based upon the attainment of one or more Performance Measures, such Full Value Award shall have a minimum vesting period of one year from the date of grant.

The Committee may, in its discretion, grant a waiver of these restrictions at the date of grant or at any time during the vesting period; provided, however, that such waiver does not result in a violation of Code Section 409A and that the number of shares of Common Stock underlying Full Value Awards for which waivers have been granted do not exceed in the aggregate 10% of the Common Stock authorized to be issued under the Plan.

VI. ELIGIBILITY AND GRANT OF AWARDS

Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee or a Director. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards or any combination thereof. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible Employee or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee or Director to receive an Award in any other year or at any other time. The selection of an Employee or Director to receive one type of Award under the Plan does not require the Committee to select such Employee or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

VII. STOCK OPTIONS

(a) Option Types and Option Period.  Options may be in the form of Incentive Stock Options and/or Non-Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or such shorter term as may be provided in an Award Notice, each Option shall expire 7 years from its date of grant and, unless provided otherwise in the Award Notice, shall be subject to earlier termination as follows: Options, to the extent vested as of the date a Participant incurs a Termination of Service, may be exercised only within three months of such date, unless such Termination of Service results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two years from the date of the Participant’s Termination of Service, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing, no termination event described in (i) above shall extend the expiration date of an Option beyond the 7th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

(b) Vesting.  Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including vesting upon the satisfaction of one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in the Award Notice, all unvested Options shall automatically become fully vested upon a Participant’s Termination of Service due to his or her death, Disability or Retirement. Options that are not vested on a Participant’s Termination of Service shall automatically terminate and be cancelled unexercised on such date.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Award Notice.  Each Option shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Award Notice may provide for the payment of the Option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such Option price (provided such shares have been owned for more than six months by the Participant), a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, or any combination of the foregoing. Further, an Award Notice may provide, in the sole discretion of the Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the Option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee.

(f) Restrictions on Repricing of Options.  Except as provided in Paragraph XII, the Committee may not amend any outstanding Award Notice to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK

(a) Restrictions to be Established by the Committee.  Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the Restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. If a Participant’s Termination of Service is due to his or her death or Disability, all Awards of Restricted Stock of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock.  The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all of a Participant’s Restricted Stock and, upon such vesting, all restrictions applicable to such Restricted Stock shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Each grant of Restricted Stock shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee.  Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. If a Participant’s Termination of Service is due to his or her death or Disability, all Restricted Stock Units of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Restricted Stock Units shall terminate as of such date with all performance criteria, if any, applicable to such Restricted Stock Units deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment.  Upon the lapse of the restrictions described in the Award Notice, the Participant shall receive as soon as practicable payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Any cash payment shall be made in a lump sum or in installments, as prescribed in the Award Notice. Payment shall be made no later than 21/2 months following the end of the year in which the Restricted Stock Units vest, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Units.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Restricted Stock Units and, upon such vesting, all restrictions applicable to such Restricted Stock Units shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Restricted Stock Units held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock Units that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Restricted Stock Units shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

X. STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee.  Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  If a Participant’s Termination of Service is due to his or her death or Disability, all Stock Appreciation Rights of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date with all performance criteria, if any, applicable to such Stock Appreciation Rights deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award.

(c) Exercise Price and Payment.  Subject to adjustment as provided in Paragraph XII, the exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Committee’s Discretion to Accelerate Vesting of Stock Appreciation Rights.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Stock Appreciation Rights and, upon such vesting, all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Stock Appreciation Rights held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to any Stock Appreciation Rights that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Stock Appreciation Rights shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of

Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XI. PERFORMANCE AWARDS

(a) Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall establish the Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee shall provide that the vesting of the Performance Award will be based upon the Participant’s continued employment with the Company or its Affiliates or continued service as a Director for a specified period of time and

(i) the attainment of one or more Performance Measures, or a combination thereof:

(ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iii) a combination of any of the foregoing.

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value-based upon the level of achievement of Performance Measures.

(b) Vesting.  If a Participant’s Termination of Service is due to his or her death or Disability, all Performance Awards of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target.

(c) Award Criteria.  In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment.  Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment as soon as practicable of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed in the Award Notice. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Payment shall be made no later than 2 1/2 months following the end of the year in which the Performance Award vests, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(e) Award Notice.  Each Performance Award shall be evidenced by a Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  If, and whenever, prior to the expiration of an Award previously granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c) Corporate Changes.  Except as otherwise specifically provided in an Award Notice, effective upon a Corporate Change (or at such earlier time as the Committee may provide), all Options then outstanding shall immediately become exercisable in full, all Restricted Stock shall vest in full and cease to be subject to any restrictions, all Restricted Stock Units shall vest in full and cease to be subject to any restrictions, any Stock Appreciation Rights shall immediately be exercisable in full, and all Awards, the payout of which is subject to Performance Measures, shall vest in full and become immediately payable at such levels as the Committee in its sole discretion shall determine. In addition, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, stock-settled Restricted Stock Units and stock-settled Stock Appreciation Rights held by such Participants as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each such Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of shares of Common Stock covered by such Awards shall be adjusted so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value.  For the purposes of clause (i) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, which would have the effect of diluting or enlarging the rights of Participants, such Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Paragraphs V(d) and VII(f), or (c) amend Paragraph XII to delete items (a) or (b).

XIV. MISCELLANEOUS

(a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Performance Award, or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c) No Employment/Membership Rights Conferred.  Nothing contained in the Plan or any Award shall (i) confer upon any Employee any right to continued employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right to service, or interfere in any way with the right of the Company to terminate his or her service at any time.

(d) Compliance with Securities Laws.  The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(e) No Fractional Shares.  No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(f) Tax Obligations; Withholding of Shares.  Except with respect to non-Employee Directors and as otherwise provided under the Plan, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award granted under the Plan, the Participant shall pay to the Company or the Affiliate employing the Participant, or make arrangements satisfactory to the Company or the Affiliate employing the Participant for the payment of any such income or social insurance taxes of any kind required by law to be withheld with respect to such taxable amount. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award to satisfy any such income or social insurance taxes of any kind required by law to be withheld, as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations for the payment of such taxes. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(g) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Participant, representative of an Employee or Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(h) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws . Notwithstanding the foregoing, Restricted Stock, once vested and free of any restrictions, may be transferred at will.

(i) Limitations Period.  Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(j) Section 409A of the Code.  It is intended that any Awards under the Plan satisfy the requirements of Section 409A of the Code to avoid imposition of applicable taxes thereunder. Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award may be reformed by the Committee solely to the extent the Committee, in its sole discretion, determines is necessary to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

(k) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

AMENDMENT NO. 1
TO
EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED
2007 STOCK INCENTIVE PLAN
Effective April 30, 2009

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

1. The first sentence in paragraph (a) in Article V of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 6,750,000 (all of which shares are available for issuance as Incentive Stock Options).”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

AMENDMENT NO. 2
TO
EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED
2007 STOCK INCENTIVE PLAN
Effective April 30, 2009

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended by Amendment No. 1 thereto (as so amended, the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date set forth below, as follows:

1. The first sentence in paragraph (d) in Article IV of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to one or more other committees of the Board the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act.”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

AMENDMENT NO. 3
TO
EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED
2007 STOCK INCENTIVE PLAN
Effective May 4, 2010

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

1. The first sentence in paragraph (a) in Article V of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 9,750,000 (all of which shares are available for issuance as Incentive Stock Options).”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

Annex C

AMENDMENT NO. 2
TO
EXTERRAN HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Exterran Holdings, Inc. Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, pursuant to Section 14 of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the number of shares that may be issued under the Plan;

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of stockholders of the Company has been obtained, as follows:

1. Section 12 of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustments as provided in Section 13, the maximum number of Shares available for purchase on or after the Effective Date is 1,000,000 Shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

C-1

Annex D

EXTERRAN HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

Section 1
PURPOSE

The purpose of the Exterran Holdings, Inc. Employee Stock Purchase Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company’s long-term performance and success through the purchase of shares of Common Stock at a price that may be less than the Fair Market Value of the stock on the date of purchase from funds accumulated through payroll deductions.

Section 2
BACKGROUND

The Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423. The Plan will, accordingly, be construed so as to extend and limit participation in a manner within the requirements of that Code section. In addition, this Plan authorizes the grant of options and issuance of Common Stock that do not qualify under Code Section 423 pursuant to rules and procedures adopted by the Committee and designed to achieve desired tax or other objectives in particular locations outside the United States. The terms of the Plan as contained in this document will apply with respect to Purchase Periods beginning on and after the Effective Date.

Section 3
DEFINITIONS

As used in the Plan, the following terms, when capitalized, have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Business Day” means a day that the New York Stock Exchange, or any other exchange on which the Company’s Common Stock is traded, is open.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 11.

(e) “Common Stock” means the common stock of the Company, $.01 par value per share, or any stock into which that common stock may be converted.

(f) “Company” means Exterran Holdings, Inc., a Delaware corporation, and any successor corporation.

(g) “Compensation” means (a) for salaried Employees, the regular basic salary or wages, and commissions, paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a weekly, monthly, annual or other comparable basis, before any payroll deductions for taxes or any other purposes; and (b) for hourly Employees, wages paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a biweekly or other comparable basis, before any payroll deductions for taxes or any other purposes. However, in the case of both (a) and (b), above, Compensation shall not include overtime, shift premium, bonuses and other special payments, incentive payments, pension, severance pay, foreign service premiums or other foreign assignment uplifts or any other extraordinary compensation, nor Company or Designated Subsidiary contributions to a retirement plan or any other deferred compensation or employee benefit plan or program of the Company or any Designated Subsidiary.

(h) “Contributions” means all amounts contributed by a Participant to the Plan in accordance with Section 6.

(i) “Corporate Transaction” means (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(j) “Designated Subsidiary” means a Subsidiary that has been designated by the Board or the Committee as eligible to participate in the Plan as to its eligible Employees.

(k) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s or a Designated Subsidiary’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(l) “Effective Date” means the effective date of the consummation of the mergers pursuant to that certain Agreement and Plan of Merger dated February 5, 2007, as amended by Amendment No. 1 thereto dated June 25, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Exterran Holdings, Inc. (formerly known as Iliad Holdings, Inc.), Hector Sub, Inc., and Ulysses Sub, Inc. (the “Merger”), provided that the Plan has been approved by the stockholders of each of Hanover Compressor Company and Universal Compression Holdings, Inc.

(m) “Employee” means any person who performs services for, and who is classified as an employee on the payroll records of the Company or a Designated Subsidiary.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Insider” means any officer of the Company or a Designated Subsidiary who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

(p) “Offering Date” means the first Business Day of each Purchase Period.

(q) “Participant” means a participant in the Plan as described in Section 5.

(r) “Payroll Deduction Account” means the bookkeeping account established for a Participant in accordance with Section 6.

(s) “Plan” means the Exterran Holdings, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(t) “Purchase Date” means the last Business Day of each Purchase Period or such other date as required by administrative operational requirements.

(u) “Purchase Period” means a period of three months commencing on January 1, April 1, July 1 or October 1, or such other period as determined by the Committee. The initial Purchase Period after the

Merger shall be set by the Committee and may be, in the Committee’s discretion, for a period of less than three months.

(v) “Purchase Price” means an amount equal to 85% to 100% of the Fair Market Value of a Share on one of the following dates: (i) the Offering Date, (ii) the Purchase Date or (iii) the Offering Date or the Purchase Date, whichever is lower, as the Committee in its sole discretion shall determine and communicate to the Participants.

(w) “Retirement” means, with respect to a Participant, the Participant’s termination of employment with the Company or a Designated Subsidiary after attaining age 65. Notwithstanding the foregoing, with respect to a Participant residing outside the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(x) “Share” means a share of Common Stock, as adjusted in accordance with Section 13.

(y) “Subsidiary” means a domestic or foreign corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. The definition of Subsidiary should be interpreted so as to include any entity that would be treated as a “subsidiary corporation” under Code Section 424(f).

Section 4
ELIGIBILITY

(a) Eligible Employees.  Any person who is an Employee as of an Offering Date in a given Purchase Period will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Section 5 and the limitations imposed by Code Section 423(b). Notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Employees whose customary employment is 20 hours per week or less or is not for more than five months in a calendar year, and (ii) impose an eligibility service requirement of up to two years of employment. The Committee may also determine that a designated group of highly compensated employees (within the meaning of Code Section 414(q)) are ineligible to participate in the Plan.

(b) Five Percent Shareholders.  Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns an amount of capital stock of the Company and/or holds outstanding options to purchase stock which equals or exceeds five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Designated Subsidiary.

Section 5
PARTICIPATION

An Employee may elect to become a Participant in the Plan by completing such enrollment documents as are provided by the Committee or its designee, including where applicable a payroll deduction authorization form, and submitting them to the Committee or its designee in accordance with the administrative requirements and any limitations established by the Committee. The enrollment documents will set forth the amount of the Participant’s Contributions, which may be established as a percentage of the Participant’s Compensation or a specific dollar amount; provided, however, in no event shall a Participant’s Contributions exceed ten percent (10%) of the Participant’s Compensation. Contributions to the Plan may be also subject to such other limits designated by the Committee, including any minimum Contribution amount or percentage.

The Plan is a discretionary plan. Participation by any Employee is purely voluntary. Participation in the Plan with respect to any Purchase Period shall not entitle any Participant to participate with respect to any other Purchase Period.

Section 6
CONTRIBUTIONS

(a) Payroll Deductions.  A Participant’s Contributions will begin on the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Section 9. A Participant’s enrollment documents will remain in effect for successive Purchase Periods unless the Participant elects to withdraw from the Plan as provided in Section 9, or timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Purchase Period in accordance with rules established by the Committee.

(b) Payroll Deduction Account.  For each payroll for which the Participant has elected to make Contributions to the Plan by means of payroll deduction or otherwise (as approved by the Committee), the Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

(c) No Changes to Payroll Deductions.  A Participant may discontinue his participation in the Plan as provided in Section 9, but may not make any other change during a Purchase Period and, specifically, a Participant may not alter the amount of his payroll deductions for that Purchase Period.

(d) Continued Contributions and Participation.  So long as a Participant remains an Employee of the Company or a Designated Subsidiary, Contributions shall continue in effect from Purchase Period to Purchase Period, unless: (i) at least fifteen (15) days prior to the first day of the next succeeding Purchase Period the Participant elects a different Contribution in accordance with procedures established by the Committee; or (ii) the Participant withdraws from the Plan in accordance with Section 9 or terminates employment in accordance with Section 10 hereof.

(e) No Interest.  No interest or other earnings will accrue on a Participant’s Contributions to the Plan.

(f) Non-U.S. Contributions.  In countries where payroll deductions are not permissible or feasible, the Committee may, in its sole discretion, permit an Employee to participate in the Plan by alternative means. Except as otherwise specified by the Committee, Contributions (including payroll deductions) made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.

Section 7
STOCK PURCHASES

(a) Automatic Purchase.  Effective as of the close of business on each Purchase Date, but subject to the limitations of Section 8, each Participant will be deemed, without further action, to have automatically purchased the number of whole Shares that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date and such Shares will be considered to be issued and outstanding. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be (i) retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period or (ii) returned to the each Participant who is not eligible or has elected not to participate in the following Purchase Period.

(b) Delivery of Shares.  Purchased Shares shall be credited in book entry form as soon as practicable after each Purchase Date to an account administered by a designated custodian, bank or financial institution. At any time, a Participant may request issuance of a stock certificate representing all or a portion of the Shares (in a whole number) held in such Participant’s account; provided, however, that the Committee may require that Shares be retained by the account administrator for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or to restrict transfer of the Shares. A Participant shall not be permitted to pledge, transfer, or sell Shares until they are issued in certificate form or book entry, except as otherwise permitted by the Committee and subject to the Company’s policies regarding securities trading.

(c) Notice Restrictions.  The Committee may require, as a condition of participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

(d) Shareholder Rights.  A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant’s behalf under the Plan.

Section 8
LIMITATION ON PURCHASES

(a) Limitations on Aggregate Shares Available During a Purchase Period.  With respect to each Purchase Period, the Committee, at its discretion, may specify the maximum number of shares of Common Stock that may be purchased or such other limitations that it may deem appropriate, subject to the aggregate number of shares authorized under Section 12 of this Plan. If the number of shares of Common Stock for which options are exercised exceeds the number of shares available in any Purchase Period under the Plan, the shares available for exercise shall be allocated by the Committee pro rata among the Participants in the Purchase Period in proportion to the relative amounts credited to their accounts. Any amounts not thereby applied to the purchase of shares of Common Stock under the Plan shall be refunded to the Participants after the end of the Purchase Period, without interest.

(b) Limitations on Participant Purchases.  Participant purchases are subject to the following limitations:

(1) Purchase Period Limitation. Subject to the calendar year limits provided in (2) below, the maximum number of Shares that a Participant will have the right to purchase in any Purchase Period will be determined by dividing (i) $25,000 by (ii) the Fair Market Value of one Share on the Offering Date for such Purchase Period.

(2) Calendar Year Limitation. No right to purchase Shares under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(c) Refunds.  As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the unused balance will (i) remain in the Participant’s Payroll Deduction Account or (ii) be returned to any Participant who is not eligible or has elected not to participate in the following Purchase Period.

Section 9
WITHDRAWAL FROM PARTICIPATION

Except for any Participant who is deemed to be an Insider, a Participant may cease participation in a Purchase Period at any time prior to the Purchase Date and withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account by providing at least 15 days’ prior written notice in the form and manner prescribed by the Committee. Partial cash withdrawals shall not be permitted. Any Participant who is deemed to be an Insider may not make a cash withdrawal under this Section 9. If a Participant elects to withdraw, the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Purchase Period. A Participant’s voluntary withdrawal during a Purchase Period will not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Purchase Period.

Section 10
EMPLOYMENT TERMINATION

(a) Termination Other Than Death, Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates for any reason other than death, Disability or Retirement, the Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account.

(b) Termination Due to Death.  In the event of a Participant’s death, at the election of the Participant’s legal representative, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant’s estate, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 7. Section 10(b)(ii) shall apply in the event the Participant’s estate fails to make a timely election pursuant to rules established by the Committee.

(c) Termination Due to Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates during a Purchase Period due to Disability or Retirement before the Purchase Date for such Purchase Period, then, at the Participant’s election, the Participant’s Payroll Deduction Account balance will either be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 7. Section 10(c)(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.

(d) Leaves of Absence.  The Committee may establish administrative policies regarding a Participant’s rights to continue to participate in the Plan in the event of such Participant’s leave of absence.

(e) Stock Certificate.  In the event of a Participant’s termination of employment for any reason, a stock certificate representing all of the Shares (in a whole number) held in such Participant’s account will be issued to the Participant, or in the event of his death or Disability, his legal representative, as soon as administratively practicable.

Section 11
PLAN ADMINISTRATION AND AMENDMENTS

The Plan will be administered by the Committee, which will be appointed by the Board. The Committee will be the Compensation Committee of the Board unless the Board appoints another committee to administer the Plan; provided, however, that such committee shall satisfy the independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and as prescribed by any stock exchange on which the Company lists its Common Stock.

Subject to the express provisions of the Plan, the Committee will have the discretionary authority to interpret the Plan; to take any actions necessary to implement the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan.

Section 12
RESERVED SHARES

Subject to adjustments as provided in Section 13, the maximum number of Shares available for purchase on or after the Effective Date is 650,000 shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

Section 13
CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Section 14
AMENDMENT OR TERMINATION OF THE PLAN

The Board in its sole discretion, may suspend or terminate the Plan, or amend the Plan in any respect; provided, however, that the stockholders of the Company must approve any amendment that would increase the number of Shares that may be issued under the Plan pursuant to options intended to qualify under Code Section 423 (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section 13) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Employees under the Plan.

The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 12, or (b) at any date at the discretion of the Board; provided, however, in no event shall the Plan remain in effect beyond ten years from the Effective Date. In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

Section 15
REGULATORY AND TAX COMPLIANCE

The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Plan is intended to comply with Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state or local tax withholding requirements.

Section 16
NON-U.S. JURISDICTIONS

The Committee may, in its sole discretion, adopt such rules or procedures to accommodate the requirements of local laws of non-U.S. jurisdictions, including rules or procedures relating to the handling of payroll deductions, conversion of local currency, payroll taxes and withholding procedures, as the Committee in its sole discretion deems appropriate. The Committee may also adopt rules and procedures different from those set forth in the Plan applicable to Participants who are employed by specific Designated Subsidiaries or at certain non-U.S. locations that are not intended to be within the scope of Code Section 423, subject to the provisions of Section 12, and may where appropriate establish one or more sub-plans for this purpose.

Section 17
MISCELLANEOUS

(a) Nontransferability.  Except by the laws of descent and distribution, no benefit provided hereunder, including an option to purchase shares of Common Stock, shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant’s lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or, in the event of his death, his properly designated beneficiary entitled to receive the same or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate.

(b) Tax Withholding.  The Company or any Designated Subsidiary shall have the right to withhold from all payments hereunder any federal, state, local, or non-U.S. income, social insurance, or other taxes that it deems are required by law to be withheld with respect to such payments. If such withholding is insufficient to satisfy such Federal, state, local or non-U.S. taxes, the Participant shall be required to pay to the Company or Designated Subsidiary, as the case may be, such amount required to be withheld or make such other arrangements satisfactory to the Company or such Designated Subsidiary, as the Committee shall determine.

(c) No Employment Right.  Nothing contained in this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company or any other employer or subsidiary or affiliate of the Company.

(d) No Rights as Shareholder.  A Participant shall not be considered a shareholder with respect to shares of Common Stock to be purchased until the Purchase Date. Thus, a Participant shall not have a right to any dividend or distribution on Shares subject to purchase during a Purchase Period.

(e) Relationship to Other Benefits.  It is not intended that any rights or benefits provided under this Plan be considered part of normal or expected compensation for purposes of calculating any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan or similar benefits or payments. No payment under this Plan shall be taken into account in determining any benefits under any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan of the Company or any Designated Subsidiary or subsidiary or affiliate of the Company.

(f) Expenses.  The expenses of implementing and administering this Plan shall be borne by the Company. Any brokerage fees for the subsequent transfer or sale of Shares acquired under this Plan shall be paid by the Participant (or his beneficiary or estate, if applicable).

(g) Titles and Headings.  The titles and headings of the Sections and subsections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

(h) Application of Funds.  All funds received by the Company under the Plan shall constitute general funds of the Company.

(i) Nonexclusivity of Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(j) Duration of Plan.  Notwithstanding any provision in the Plan, no options shall be granted hereunder prior to stockholder approval. No Purchase Period may commence and no further options may be granted under the Plan after 10 years from the Effective Date of the Plan. The Plan shall remain in effect until all options granted under the Plan have been exercised or expired, vested or forfeited, and/or satisfied or expired.

(k) Governing Law.  The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to that State’s choice of law rules, except to the extent preempted by the laws of the United States or a foreign jurisdiction.

AMENDMENT NO. 1
TO
EXTERRAN HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
Adopted March 10, 2008

WHEREAS, on August 20, 2007, the Board of Directors adopted the Exterran Holdings, Inc. Employee Stock Purchase Plan (the “Plan”) and delegated authority to the Compensation Committee to administer the Plan; and

WHEREAS, pursuant to Section 14 of the Plan, the Company has the right to amend the Plan at any time by action of the Board;

NOW, THEREFORE, that the Board hereby amends the Plan as follows, as of the Effective Date, as that term is defined in the Plan:

Section 3(g) of the Plan is hereby amended in its entirety to read as follows:

‘‘‘Compensation’ means (a) for salaried Employees, the regular basic salary or wages, and commissions, paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a weekly, monthly, annual or other comparable basis, before any payroll deductions for taxes or any other purposes; and (b) for hourly Employees, wages and overtime paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a biweekly or other comparable basis, before any payroll deductions for taxes or any other purposes. However, in the case of both (a) and (b), above, Compensation shall not include shift premium, bonuses and other special payments, incentive payments, pension, severance pay, foreign service premiums or other foreign assignment uplifts or any other extraordinary compensation, nor Company or Designated Subsidiary contributions to a retirement plan or any other deferred compensation or employee benefit plan or program of the Company or any Designated Subsidiary.”

; and be it

RESOLVED, that the Plan shall remain in full force and effect and, as amended by the foregoing amendment, is hereby ratified and affirmed in all respects.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
May 3, 2011

PROXY VOTING INSTRUCTIONS
[FOR REGISTERED STOCKHOLDERS ONLY]

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the U.S. using any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/by phone until 11:59 PM EST the day before the meeting.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON — You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
May 3, 2011

PROXY VOTING INSTRUCTIONS
[FOR NON-REGISTERED STOCKHOLDERS ONLY]

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 5 AND 6, AND “EVERY YEAR” ON PROPOSAL 4 LISTED BELOW.

1.	Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

[FOR ALL NOMINEES]

[WITHHOLD AUTHORITY FOR ALL NOMINEES]

[FOR ALL EXCEPT (See instructions below)]

¡	Janet F. Clark	¡	Mark A. McCollum
¡	Ernie L. Danner	¡	William C. Pate
¡	Uriel E. Dutton	¡	Stephen M. Pazuk
¡	Gordon T. Hall	¡	Christopher T. Seaver
¡	J.W.G. Honeybourne

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: •

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for 2011		[FOR]	[AGAINST]	[ABSTAIN]
3.	Advisory, non-binding vote on the compensation provided to our Named Executive Officers		[FOR]	[AGAINST]	[ABSTAIN]
4.	Advisory, non-binding vote on the frequency of future stockholder advisory votes on the compensation provided to our Named Executive Officers	[EVERY YEAR]	[EVERY 2 YEARS]	[EVERY 3 YEARS]	[ABSTAIN]
5.	Approval of Amendment No. 4 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan		[FOR]	[AGAINST]	[ABSTAIN]
6.	Approval of Amendment No. 2 to the Exterran Holdings, Inc. Employee Stock Purchase Plan		[FOR]	[AGAINST]	[ABSTAIN]

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future stockholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

	Mark here if you plan to attend the meeting.			[ ]

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.